Exhibit (a)(1)(A)

OFFER TO PURCHASE FOR CASH
941,942 ORDINARY SHARES
OF
OPTIBASE LTD.
AT
$11.60 NET PER SHARE
BY
THE CAPRI FAMILY FOUNDATION
IN AN OFFER BEING CONDUCTED IN THE UNITED STATES AND ISRAEL

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 10:00 A.M., NEW YORK TIME, OR 5:00 P.M., ISRAEL TIME, ON MARCH 17, 2022, UNLESS THE OFFER IS EXTENDED.

We, The Capri Family Foundation, a foundation organized under the laws of the Republic of Panama (“Capri”), are offering to purchase all of the outstanding ordinary shares, NIS 0.65 par value per share, of Optibase Ltd., (“Optibase” and “Optibase Shares”, respectively), not already owned by our bidder group, at the price of $11.60 per Optibase share, net to you (subject to withholding taxes, as applicable), in cash, without interest (the “Offer Price”). Based on the Report on Form 6-K filed by Optibase on July 8, 2021, net of treasury shares, there were 5,198,361 Optibase Shares outstanding as of July 7, 2021, of which 941,942 Optibase Shares are not already owned by our bidder group.

THE OFFER IS SUBJECT TO CERTAIN CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE.  SEE SECTION 19 – “CONDITIONS OF THE OFFER,” WHICH SETS FORTH IN FULL THE CONDITIONS OF THE OFFER.

THE OFFER IS NOT CONDITIONED ON THE AVAILABILITY OF FINANCING OR THE APPROVAL OF THE BOARD OF DIRECTORS OF OPTIBASE.

THE OFFER WILL EXPIRE AT 10:00 A.M., NEW YORK TIME, OR 5:00 P.M., ISRAEL TIME, ON MARCH 17, 2022, UNLESS EXTENDED. SEE SECTION 9 - “TERMS OF THE OFFER; EXPIRATION DATE” AND SECTION 19 – “CONDITIONS OF THE OFFER.”

The Optibase Shares are listed on the Nasdaq Global Market, or Nasdaq, and on the Tel Aviv Stock Exchange, or TASE, under the ticker symbol “OBAS”. On June 29, 2021, the last trading day before we first announced our intention to commence a tender offer for Optibase Shares, the closing sale price of the Optibase Shares was $11.00 on Nasdaq and NIS 35.78 on TASE.

On February 14, 2022, the last U.S. trading day before we commenced the offer, the last price per Optibase Share reported on Nasdaq was $11.75 and on the TASE was NIS 41.00.  The Offer Price, $11.60 per Optibase Share, is less than those most recent trading prices and less than the closing price of the Optibase Shares on Nasdaq on every U.S. trading day since January 5, 2022.

The Offer Price, $11.60 per Optibase Share, is LESS than recent trading prices for the Optibase Shares on Nasdaq and on the TASE.

We encourage you to obtain current market quotations for the Optibase Shares before deciding whether to tender your Optibase Shares. See Section 14 - “Price Range of the Shares etc.”

The Information Agent for the offer is:

D.F. KING & CO., INC.

 In Israel, information concerning the offer is available from our legal counsel:

FISCHER (FBC & Co.)

February 15, 2022

IMPORTANT

The offer is being conducted simultaneously in the United States and Israel. Pursuant to the Israeli Securities Law, 5728-1968 and the regulations promulgated thereunder relating to tender offers, to which we collectively refer as the Israeli Securities Law, we have filed this offer to purchase together with a cover statement in the Hebrew language with the Israel Securities Authority (the “ISA”) and the TASE. We have also filed an English translation of the cover statement from the Hebrew language as an exhibit to the Schedule TO that we filed with the United States Securities and Exchange Commission (the “SEC”). The offer is subject both to U.S. federal securities laws and the Israeli Companies Law, 5759-1999 (the “Israeli Companies Law”).

The offer has not been approved or disapproved by the SEC, any state securities commission, or the ISA, nor has the SEC, any state securities commission or the ISA passed upon the fairness or merits of the offer or upon the accuracy or adequacy of the information contained in this offer to purchase. Any representation to the contrary is a criminal offense.

We have not authorized any person to make any recommendation on our behalf as to whether you should or should not tender your Optibase Shares in the offer. You should rely only on the information contained in this offer to purchase and the other related documents delivered to you or to which we have referred you. We have not authorized any person to give any information or to make any representation in connection with the offer, other than those contained in this offer to purchase and the other related documents delivered to you or to which we have referred you. If anyone makes any recommendation or representation to you or gives you any information, you must not rely on that recommendation, representation or information as having been authorized by us.

Holders of Optibase Shares who hold their Optibase Shares through a TASE member should tender their Optibase Shares to Israel Brokerage & Investments - I.B.I. - Ltd., who serves as the Israeli Depositary, pursuant to the applicable instructions in Section 11. All other holders of Optibase Shares should tender Optibase Shares to American Stock Transfer & Trust Company, the U.S. Depositary (which we refer to, together with the Israeli Depositary, as the Depositaries), pursuant to the applicable instructions in Section 11. For the addresses and telephone numbers of our Depositaries, see the back cover of this offer to purchase.

Upon the terms and subject to the conditions of the offer (including any terms and conditions of any extension or amendment), we will accept for payment and pay for the Optibase Shares that are validly tendered and not properly withdrawn prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on March 17, 2022, unless, subject to applicable law, we extend the period of time during which the period of the offer is open. This date, as may be extended, is referred to as the Expiration Date. We will publicly announce in accordance with applicable law, and in any event issue a press release by 9:00 a.m., New York time, or 4:00 p.m., Israel time, on the U.S. business day following the Expiration Date, stating whether or not the conditions of the offer have been satisfied or, subject to applicable law, waived by us.

Any questions and requests for assistance may be directed to D.F. King & Co., Inc., our Information Agent in the United States, or FISCHER (FBC & Co.), our legal counsel in Israel, at their addresses and telephone numbers set forth on the back cover of this offer to purchase.

Additional copies of this offer to purchase, the Letter of Transmittal and other related materials may be obtained from the Information Agent or the Israeli Depositary upon request.

i

SUMMARY TERM SHEET

Unless the context otherwise requires, all references in this offer to purchase to “Capri,” “us,” “we,” and “our” are to The Capri Family Foundation, a foundation organized under the laws of the Republic of Panama, all references to “Optibase” are to Optibase Ltd., all references to “Nasdaq” are to the Nasdaq Global Market, all references to “TASE” are to the Tel Aviv Stock Exchange, all references to “dollars” or “$” are to United States dollars, all references to “NIS” are to New Israeli Shekels, and all references to the “Exchange Act” are to the United States Securities Exchange Act of 1934, as amended, and all references to the “Israeli Companies Law” are to the Israeli Companies Law 5759-1999, as amended.

Unless the context otherwise requires, the percentages of the outstanding Optibase Shares (as defined below) and the percentages of the voting power of Optibase stated throughout this offer to purchase are based on 5,198,361 Optibase Shares outstanding as of July 7, 2021 (based on the Report on Form 6-K filed by Optibase on July 8, 2021). Optibase beneficially owns 17,895 of its own shares, as treasury shares with no voting or equity rights, and these shares are deemed not outstanding and are disregarded throughout this offer to purchase.

Unless otherwise indicated or the context otherwise requires, for purposes of this offer to purchase, a “U.S. business day” means any day other than a Saturday, Sunday, U.S. federal holiday or any other day on which the banks in the U.S. are permitted not to be open for business, and an “Israeli business day” means any day other than a Friday, Saturday, or any other day on which the banks in both Israel and the U.S. are permitted not to be open for business.

SUMMARY TERM SHEET

This summary term sheet is a brief summary of the material provisions of this offer to purchase 941,942 ordinary shares of Optibase, par value NIS 0.65 per share (which we refer to as Optibase Shares) being made by Capri, and is meant to help you understand the offer. This summary term sheet is not meant to be a substitute for the information contained in the remainder of this offer to purchase, and the information contained in this summary term sheet is qualified in its entirety by the fuller descriptions and explanations contained in the later pages of this offer to purchase. The following are some of the questions you, as a shareholder of Optibase, may have about us and the offer and answers to those questions. We recommend that you read carefully this entire offer to purchase, the Letter of Transmittal and other related documents delivered to you prior to making any decision regarding whether to tender your shares.

WHO IS OFFERING TO BUY MY SECURITIES?

•	We are The Capri Family Foundation, a foundation organized under the laws of the Republic of Panama. See Introduction and Section 17 – “Information Concerning the Bidder Group.”

•
Mr. Shlomo (Tom) Wyler personally holds 159,218 Optibase Shares, or approximately 3.1% of the outstanding Optibase Shares, making him the next largest holder of Optibase Shares after Capri, and we consulted with him about the terms and conditions of our offer. Mr. Wyler, directly or through entities that he controlled, transferred to us a portion of the Optibase Share that we hold, and our beneficiaries, as a foundation, are the children and grandchildren of Mr. Wyler. Because of these connections, our offer may be deemed in part to be structured by or made on behalf of Mr. Wyler, and in this offer to purchase we refer to Mr. Wyler and ourselves collectively as our “bidder group.” For clarity, Mr. Wyler disclaims control of us or beneficial ownership of the Optibase Shares that we hold.

HOW MANY SHARES ARE SOUGHT IN THIS OFFER?

•	We are offering to purchase all of the outstanding Optibase Shares not owned by the bidder group.

Our offer is subject to a minimum condition. See Section 19 – “Conditions of the Offer.”

If the minimum condition is satisfied and we purchase all tendered shares, then by operation of the Israeli Companies Law, without further action by any person, we automatically thereby will acquire the Optibase Shares held by any persons who did not tender into the offer and will be obligated to pay the Offer Price to those holders. We refer to this possible result of the offer as the “Compulsory Acquisition.”

See Section 9 - “Terms of the Offer; Expiration Date” and Section 12 – “Withdrawal Rights.”

WHAT ARE THE MOST SIGNIFICANT CONDITIONS OF THE OFFER?

•	It is a condition of our offer that prior to the expiration of our offer either –

o
682,024 or more Optibase Shares shall have been validly tendered, and not validly withdrawn, and the majority of those Optibase Shares shall have been tendered by offerees who do not have a “personal interest,” within the meaning of the Israeli Companies Law and as described below, in the offer; or

o	837,975 or more Optibase Shares shall have been validly tendered, and not validly withdrawn.

We refer to this condition as the minimum condition.

•	Our offer is subject to customary additional conditions but our offer is not conditioned on the availability of financing or the approval of the board of directors of Optibase.

•
Under the Israeli Companies Law, a “personal interest” of a person in an action or transaction of a company (i) includes a personal interest of (a) any spouse, sibling, parent, grandparent or descendant of the person, any descendant, sibling or parent of a spouse of the person and the spouse of any of the foregoing; and (b) a company with respect to which the person (or any of the foregoing relatives of the person) owns at least 5% of the outstanding shares or voting rights, serves as a director or chief executive officer or has the right to appoint one or more directors or the chief executive officer; and (ii) excludes a personal interest arising solely from the ownership of shares.  Under the Israeli Companies Law, in the case of a person tendering by proxy “personal interest” includes the personal interest of either the proxy holder or the shareholder granting the proxy, whether or not the proxy holder has discretion how to tender the shares. We ask each shareholder to inform us, when tendering their Optibase Shares, whether or not the shareholder has a personal interest in the acceptance of the offer.  A shareholder who fails to provide this information will not be counted for the purposes of determining whether the alternative minimum of 682,024 Optibase Shares, described above in this section, has been satisfied.

See Section 9 - “Terms of the Offer; Expiration Date,” Section 19 - “Conditions of the Offer,” and “-- HOW MANY SHARES ARE SOUGHT IN THIS OFFER?, above.

WHAT WILL HAPPEN IF THE CONDITIONS OF THE OFFER ARE NOT SATISFIED?

•
If any condition is not satisfied, we may elect not to purchase, or may be prohibited from purchasing, any Optibase Shares tendered pursuant to the offer, or, subject to applicable law, we may waive such conditions. We will  not waive the minimum condition. See “Introduction,” Section 9 - “Terms of the Offer; Expiration Date” and Section 19 – “Conditions of the Offer.”

WHY ARE YOU CONDUCTING THIS OFFER?

•	The purpose of the offer is for Capri to acquire the entire equity interest in Optibase. See “Special Factors – Purpose of the Offer; Effects of the Offer; Plans for Optibase.”

HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

•
We are offering to pay $11.60 per Optibase Share, net to you (subject to withholding taxes, as applicable), in cash, without interest (the “Offer Price”). All shareholders tendering their Optibase Shares in the offer to the U.S. Depositary will be paid in United States dollars, and shareholders tendering their Optibase Shares in the offer to the Israeli Depositary will be paid in NIS based on the NIS/United States dollar exchange rate on the Expiration Date. See  “Introduction,” Section 9 - “Terms of the Offer; Expiration Date,” Section 10 -  “Acceptance for Payment and Payment,” and, with respect to withholding taxes, Section 13 - “Material U.S. Federal Income Tax and Israeli Income Tax Consequences.”

WHAT PERCENTAGE OF THE OPTIBASE SHARES DO YOU CURRENTLY OWN?

•
Capri currently owns 4,097,201 Optibase Shares, or approximately 78.8% of the outstanding Optibase Shares, and Mr. Wyler owns an additional 159,218 Optibase Shares, or approximately 3.1% of the outstanding Optibase Shares.

See “Introduction” and Section 19 - “Conditions of the Offer.”

WHAT IS THE MARKET VALUE OF MY OPTIBASE SHARES AS OF A RECENT DATE?

•
On June 29, 2021, the last full trading day before we first announced our intention to make an offer for all of the outstanding Optibase Shares not owned by the bidder group, the last reported closing price per Optibase Share reported on Nasdaq was $11.00  and on the TASE was NIS 35.78.

•
The Offer Price is LESS than recent trading prices for the Optibase Shares on Nasdaq and on the TASE. On February 14, 2022, the last full trading day before we commenced the offer, the last price per Optibase Share reported on Nasdaq was $11.75 and on the TASE was NIS 41.00. The Offer Price, $11.60 per Optibase Share, is 1.3% less than such last reported price on Nasdaq and 7.8% less than such last reported price on the TASE, and less than the closing price of the Optibase Shares on Nasdaq on every U.S. trading day since January 5, 2022.

•
During the six months prior to commencement of the offer, the average closing price of the Optibase Shares reported on Nasdaq was $11.10 and on the TASE was NIS 37.07. The Offer Price, $11.60 per Optibase Share, is 4.4% greater than such six-month average price on Nasdaq and 2.1% greater than such six-month average price on the TASE.

Optibase Shares are traded on Nasdaq and on TASE under the symbol “OBAS.” We recommend that you obtain a recent quotation for your Optibase Shares prior to deciding whether or not to tender your Optibase Shares.

See Section 14 - “Price Range of the Shares etc.”

DO YOU HAVE THE FINANCIAL RESOURCES TO PAY THE PURCHASE PRICE IN THE OFFER?

•
Yes. We possess all of the necessary funds to consummate the offer from cash on hand and an existing loan facility with a third party lender. The offer is not conditioned on the availability of financing.

•
According to Israeli law, to secure the payment for the Optibase Shares tendered pursuant to the offer, the Israeli Depositary, which is a TASE member, has agreed to guarantee our obligation to pay for the Optibase Shares tendered and accepted by us for payment pursuant to the offer. To secure this guarantee, we have engaged the Israeli Depositary to act as an escrow agent and have deposited cash into an escrow account in an amount sufficient to pay for the maximum number of Optibase Shares that we are offering to purchase in the offer.

See Section 10 - “Acceptance for Payment and Payment” and Section 18 – “Sources and Amount of Funds.”

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION ON WHETHER TO TENDER IN THE OFFER?

•	We do not believe that our financial condition is material to your decision whether to tender Optibase Shares and accept the offer because --
o	The offer consideration consists solely of cash;
o	the offer is not subject to any financing condition;
o
all of the funds necessary to consummate the offer are available to us either as cash on hand or from an existing loan facility with a third party lender, and we have deposited cash into an escrow account with the Israeli Depositary in an amount sufficient to pay for the maximum number of Optibase Shares that we are offering to purchase in the offer;

o	we are already a controlling shareholder of Optibase; and
o
we are a private foundation and our financial statements primarily reflect our management’s ability to manage an investment portfolio, rather than our ability to manage an operating company such as Optibase.

HOW LONG DO I HAVE TO DECIDE WHETHER TO ACCEPT THE OFFER AND TENDER MY SHARES?

•	You may tender your Optibase Shares until 10:00 a.m., New York time, or 5:00 p.m., Israel time, on March 17, 2022 (as may be extended, the “Expiration Date”).

See “Introduction,” Section 9 - “Terms of the Offer; Expiration Date,” Section 11 - “Procedures for Tendering Shares” and Section 19 – “Conditions of the Offer.”

HOW DO I TENDER MY OPTIBASE SHARES AND TO WHICH DEPOSITARY SHOULD I TENDER?

This depends on the manner in which you hold your Optibase Shares:

•
If you hold your Optibase Shares through a TASE member, you should tender your Optibase Shares to the Israeli Depositary by following the applicable procedures and instructions described in Section 11 - “Procedures for Tendering Shares”; and

•
All other holders of Optibase Shares should tender their Optibase shares to the U.S. Depositary by following the applicable procedures and instructions described in Section 11 - “ Procedures for Tendering Shares.”

WHEN CAN I WITHDRAW THE OPTIBASE SHARES I TENDERED PURSUANT TO THE OFFER?

•
You may withdraw your tender at any time before 10:00 a.m., New York time, or 5:00 pm Israel time, on March 17, 2022 or, if we extend our offer, before 10:00 a.m., New York time, or 5:00 pm Israel time, on the date to which the offer is extended.

WHEN WILL YOU PAY FOR THE OPTIBASE SHARES TENDERED IN THE OFFER?

•
All of the Optibase Shares validly tendered pursuant to the offer and not properly withdrawn will be paid for promptly following the Expiration Date.  We expect to make such payment within four U.S. business days following the Expiration Date. See Section 9 - “Terms of the Offer; Expiration Date,” Section 10 – “Acceptance for Payment and Payment” and Section 19 – “Conditions of the Offer.”

CAN THE OFFER BE EXTENDED, AND UNDER WHAT CIRCUMSTANCES?

•
We have the right, in our sole discretion, to extend the Expiration Date, subject to applicable law. In addition, in certain circumstances, we may be required by law to extend the Expiration Date.  See Section 9 - “Terms of the Offer; Expiration Date.”

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

•
If we decide to extend the Expiration Date, we will inform the Depositaries, the Information Agent and our Israeli legal counsel of that fact. We will also publicly announce the new Expiration Date in accordance with applicable law, and in any event we will issue a press release no later than 9:00 a.m., New York time, or 4:00 p.m., Israel time, on the first U.S. business day following the day on which we decide to extend the Expiration Date. Under Israeli law, we are required to file an immediate report with the ISA no later than one Israeli business day prior to the previously scheduled Expiration Date, and, within one Israeli business day thereafter, publish the notice in two daily newspapers having a mass circulation and published in Israel in Hebrew. See Section 9 - “Terms of the Offer; Expiration Date.”

HAS OPTIBASE OR ITS BOARD OF DIRECTORS ADOPTED A POSITION ON THE OFFER?

•
Under applicable U.S. law, no later than ten U.S. business days from the date of this offer to purchase, Optibase is required to publish, send or give to you a statement disclosing that it either recommends acceptance or rejection of the offer, expresses no opinion and remains neutral toward the offer, or is unable to take a position with respect to the offer.

•
Under Israeli law, Optibase’s board of directors is not required to express its opinion to the shareholders on the advisability of the offer, and it may refrain from expressing an opinion on the offer.

As of the date of this offer to purchase, Optibase’s board of directors has not made any recommendation regarding acceptance or rejection of the offer or expressed an opinion regarding the advisability of the offer.

ARE THERE ANY CONFLICTS OF INTEREST IN THE OFFER?

•
Yes. Capri currently owns approximately 78.8% of the outstanding Optibase Shares and controls Optibase. Mr. Wyler owns approximately 3.1% of the outstanding Optibase Shares and serves as the Chief Executive Officer of its subsidiary, Optibase Inc. Mr. Rouven Schwarz serves as a member of both the board of directors of Optibase and the board of trustees of Capri, and Mr. Schwarz entered into a service agreement with Optibase under which Mr. Schwarz provides real estate related consulting services to Optibase, its subsidiaries and affiliates. Mr. Wyler is the father in law of Mr. Schwarz. These relationships may be deemed to create a conflict between the interest of each member of our bidder group to fulfill their duties to Optibase and its unaffiliated shareholders, on one hand, and their interest in consummating the offer on the best possible terms for Capri, on the other hand.

See Section 3 – “Purpose of the Offer; Effects the Offer; Plans for Optibase” and Section 4 – “Interests of Certain Persons in the Offer.”

IS THIS TENDER OFFER PART OF A GOING PRIVATE TRANSACTION?

•
Yes. However, we believe this offer is not a necessary part of a going private transaction because we believe, based on the number of record holders of Optibase Shares during recent periods, that Optibase currently is able to delist the Optibase Shares from Nasdaq and deregister the Optibase Shares under the Exchange Act. See Section 2 – “Position of Capri Regarding the Fairness of the Transaction.”

•
Capri currently is an affiliate of Optibase and, if the offer is consummated, the shares of Optibase will cease to be traded on Nasdaq and cease to be registered under the Exchange Act. Because of these features, our offer is part of a “going private” transaction as that term is used in SEC Rule 13e-3. In addition, if the offer is consummated, we will become a private company (within the meaning of Israeli law) and Optibase Shares will cease to trade on the TASE. See Section 6 – “Rule 13e-3.”

IS THIS TENDER OFFER FAIR TO THE HOLDERS OF OPTIBASE SHARES WHO ARE NOT AFFILIATED WITH OPTIBASE?

•
Each member of our bidder group believes that the offer, and the Offer Price to be received by holders of Optibase Shares who are unaffiliated with Optibase pursuant to the offer, are fair to such holders.

•	The Offer Price represents a premium of approximately:

o
5.5% to the closing price of the Optibase Shares on Nasdaq on June 29, 2021, the last trading day prior to the date that we first announced our intention to make an offer for all of the outstanding Optibase Shares not owned by the bidder group; and

o	4.4% to the average closing price of the Optibase Shares on Nasdaq during the six months prior to commencement of the offer.

•
In our first tender offer to acquire all of the Optibase Shares, not already owned by the bidder group, which we commenced on December 1, 2021 at an offer price of $11.20 per share, holders tendered 689,926 Optibase Shares, which was the majority of the Optibase Shares that were not already held by our bidder group.  The minimum condition of our first offer was not satisfied and all tendered shares were returned. Nevertheless, by tendering in the first offer, the majority of the unaffiliated holders indicated that $11.20 was a fair price for their Optibase Shares. We are making this offer at a price of $11.60, or approximately 3.8% greater than in our first offer.

•	Our offer has procedural features that help ensure fairness to holders of Optibase Shares who are not affiliated with Optibase.

See Section 2 - “Position of Capri Regarding the Fairness of the Transaction” and Section 14 – “Price Range of Shares etc.”

WHAT ARE THE TAX CONSEQUENCES OF THE OFFER?

•
The receipt of cash for Optibase Shares accepted for payment by us from tendering shareholders who are “United States persons” for United States federal income tax purposes will be treated as a taxable transaction for United States federal income tax purposes.

•
The receipt of cash for Optibase Shares accepted for payment by us from tendering shareholders generally will be a taxable transaction for Israeli income tax purposes for both Israeli residents and non-Israeli residents, unless a specific exemption is available or a tax treaty between Israel and the shareholder’s country of residence provides otherwise.

•
We have obtained an approval from the Israel Tax Authority with respect to the Israeli withholding tax rates applicable to shareholders as a result of the sale of Optibase Shares pursuant to the offer. The approval provides, among other things, that (1) shareholders who meet the following criteria will not be subject to Israeli withholding tax: (a) they acquired their Optibase Shares after its initial public offering in the United States on Nasdaq in 1999; (b) they do not hold their Optibase Shares through an Israeli broker or Israeli financial institution; (c) they hold less than 5% of Optibase Shares; (d) they certify that they are not, and at the date of purchase of their Optibase Shares were not Israeli residents (and, (i) in the case of a corporation, that no Israeli residents hold 25.0% or more of the means to control such corporation or are the beneficiaries of, or are entitled to, 25.0% or more of the revenues or profits of such corporation, whether directly or indirectly, or (ii) in the case of a partnership, that no partner in the partnership is an Israeli resident and no Israeli resident holds, directly or indirectly via shares or through a trust or in any other manner or with another who is an Israeli resident, 25.0% or more of any right in the partnership or, of the right to direct the manner of exercising any of the rights in the partnership); provided that (A) with respect to shareholders who are individuals, they timely provide a copy of their passport; and (B) with respect to shareholders that shall receive an aggregate Offer Price that is in an amount in excess of US$100,000, they timely submit a valid certificate of residency for tax purposes issued by the applicable tax authority of their country of residence, (2) payments to be made to tendering shareholders who hold their Optibase Shares through an Israeli broker or Israeli financial institution will be made by us without any Israeli withholding at source, and the relevant Israeli broker or Israeli financial institution will withhold Israeli tax, if any, as required by Israeli law, and (3) shareholders who are not described in clauses (1) and (2) above will be subject to Israeli withholding tax at the applicable rate of the gross proceeds payable to them pursuant to the offer, unless such shareholders obtain a tax withholding certificate from the Israel Tax Authority, all as prescribed by Israeli tax law.

We recommend that you seek professional advice from your own advisors concerning the tax consequences applicable to your particular situation. See Section 13 – “Material U.S. Federal Income Tax and Israeli Income Tax Consequences.”

WHAT ARE MY APPRAISAL RIGHTS?

•
Holders of Optibase Shares who do not tender their Optibase Shares in the offer will have appraisal rights in connection with our offer only if the Compulsory Acquisition occurs as a result of our offer.

•
Under Sections 337 and 338 of the Israeli Companies Law, if we complete our offer and acquire the remaining Optibase Shares through a Compulsory Acquisition, an Israeli court may, at the request of any shareholder who did not tender its shares in the offer, provided such request is submitted within six months of the completion of the offer, determine that the consideration paid for the Optibase Shares was less than the fair market value and decide that we should pay the fair market value, as determined by the court.  Any shareholder who tendered its shares in the offer shall not be entitled to appraisal rights.  See Section 3 – “Purpose of the Offer; Effects of the Offer; Plans for Optibase.”

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

•	If a sufficient number of Optibase Shares are validly tendered, and not withdrawn, in our offer, then we will acquire the remaining Optibase Shares through the Compulsory Acquisition.

See Section 3 - “Purpose of the Offer; Effects of the Offer; Plans for Optibase.”

WITH WHOM MAY I TALK IF I HAVE QUESTIONS ABOUT THE OFFER?

•
You can call D.F. King & Co., Inc., our Information Agent in the United States, at (212) 269-5550 (banks and brokers) or Toll Free at (800) 829-6554, or FISCHER (FBC & Co.), our legal counsel in Israel, at their addresses and telephone numbers set forth on the back cover of this offer to purchase.

INTRODUCTION

We, The Capri Family Foundation, a foundation organized under the laws of the Republic of Panama (“Capri”), hereby offer to purchase all of the outstanding ordinary shares, par value NIS 0.65 per share, of Optibase Ltd., or Optibase Shares, at a price of $11.60 per share, net to you (subject to withholding taxes, as applicable), in cash, without interest (the “Offer Price”). The offer is subject to the terms and conditions set forth in this offer to purchase, the Letter of Transmittal and the other related documents delivered to you.

Optibase Shares are listed on the Nasdaq Global Market, or Nasdaq, and on the Tel Aviv Stock Exchange, or TASE, under the ticker symbol “OBAS”. Based on the Report on Form 6-K filed by Optibase on July 8, 2021, as of July 7, 2021, there was a total of 5,198,361 Optibase Shares outstanding. (Optibase beneficially owns 17,895 of its own shares, as treasury shares with no voting or equity rights, and these shares are deemed not outstanding and are disregarded throughout this offer to purchase.) As of the date of this offer to purchase, we beneficially own 4,097,201 Optibase Shares, representing approximately 78.8% of the outstanding Optibase Shares.

Mr. Shlomo (Tom) Wyler personally holds 159,218 Optibase Shares, or approximately 3.1% of the outstanding Optibase Shares, making him the next largest holder of Optibase Shares after Capri, and we consulted with him about the terms and conditions of our offer. Mr. Wyler, directly or through entities that he controlled, transferred to us a portion of the Optibase Share that we hold, and our beneficiaries, as a foundation, are the children and grandchildren of Mr. Wyler. Because of these connections, our offer may be deemed in part to be structured by or made on behalf of Mr. Wyler, and in this offer to purchase we refer to Mr. Wyler and ourselves collectively as our “bidder group.” For clarity, Mr. Wyler disclaims control of us or beneficial ownership of the Optibase Shares that we hold.

The offer is being conducted simultaneously in the United States and in Israel. The offer will expire at 10:00 a.m., New York time, or 5:00 p.m., Israel time, on March 17, 2022. We refer to this date, as it may be extended by us, as the “Expiration Date”. We will publicly announce in accordance with applicable law, and in any event issue a press release by 9:00 a.m., New York time, or 4:00 p.m., Israel time, on the U.S. business day following the Expiration Date, stating whether or not the conditions of the offer have been satisfied or, subject to applicable law, waived by us.

If you are a record owner of Optibase Shares and tender directly to American Stock Transfer & Trust Company LLC, the U.S. Depositary, or to Israel Brokerage & Investments - I.B.I. - Ltd., the Israeli Depositary (which we refer to together as the Depositaries), you generally will not be obligated to pay brokerage fees or commissions, service fees or commissions or, except as set forth in the Letter of Transmittal, share transfer taxes with respect to the sale of your Optibase Shares in the offer. If you hold your Optibase Shares through a bank or broker, we recommend that you check whether they charge any service or other fees.

We will pay the fees and expenses of the Depositaries in connection with the offer. The Depositaries will act as agents for tendering shareholders for the purpose of receiving payment from us and transmitting payments to tendering shareholders whose Optibase Shares are accepted for payment. We will also pay the fees and expenses of D.F. King & Co., Inc., our Information Agent, and FISCHER (FBC & Co.), our Israeli legal counsel, who will both facilitate and answer questions concerning the offer during their respective normal business hours.

Certain conditions to the consummation of the offer are described in Section 19. We reserve the right (subject to applicable law and the rules of the United States Securities and Exchange Commission, or the SEC) to amend or, other than the conditions set forth in clauses (a) and (c) of Section 19, waive any one or more of the terms and conditions of the offer. However, if any of these conditions is not satisfied, we may elect not to purchase, or may be prohibited from purchasing any Optibase Shares tendered pursuant to the offer, according to applicable law. The offer is not conditioned on the availability of financing or the approval of the board of directors of Optibase.  See Section 9 - “Terms of the Offer; Expiration Date”,  Section 10 – “Sources and Amount of Funds” and Section 19 – “Conditions of the Offer.”

If the conditions of our offer are satisfied and we consummate the offer, then by operation of the Israeli Companies Law, without further action by any person, we automatically thereby will acquire the Optibase Shares held by any persons who did not tender into the offer and will be obligated to pay the Offer Price to those holders. We refer to this possible result of the offer as the “Compulsory Acquisition.”   See Section 9 - “Terms of the Offer; Expiration Date” and Section 19 – “Conditions of the Offer.”

Under applicable U.S. law, no later than ten U.S. business days from the date of this offer to purchase, Optibase is required to publish, send or give to you a statement disclosing that it either recommends acceptance or rejection of the offer, expresses no opinion and remains neutral toward the offer, or is unable to take a position with respect to the offer. Under Israeli law, Optibase’s board of directors is not required to express its opinion to the shareholders on the advisability of the offer, and it may refrain from expressing an opinion on the offer. As of the date of this offer to purchase Optibase’s board of directors has not made such a statement or expressed an opinion on the offer.

This offer to purchase, the Letter of Transmittal and the other related documents delivered to you contain important information which should be read carefully before any decision is made with respect to the offer.

Forward-Looking Statements

This offer to purchase, the Letter of Transmittal and the other related documents delivered to you and/or incorporated by reference herein include “forward-looking statements” that are not purely historical regarding our intentions, hopes, beliefs, expectations and strategies for the future, including, without limitation:

•	statements regarding the public float of Optibase Shares following consummation of the offer;

•	statements regarding whether the Optibase Shares will continue to be “margin securities” following consummation of the offer;

•	statements regarding whether the Optibase Shares will continue to be traded on Nasdaq or the TASE or registered under the Exchange Act following consummation of the offer;

•	statements regarding the plans, objectives or expectations regarding the future operations or status of us or Optibase; and

•	any statement of assumptions underlying any of the foregoing.

Forward-looking statements that are based on various assumptions (some of which are beyond our control) may be identified by the use of forward-looking terminology, such as “may,” “can be,” “will,” “expects,” “anticipates,” “intends,” “believes,” “believe in the value,” and similar words and phrases. Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. Actual results could differ materially from those set forth in forward-looking statements due to a variety of factors, including, but not limited to:

•	changes in domestic and foreign economic and market conditions;

•	changes in the ownership of Optibase Shares, particularly any substantial accumulations by persons who are not affiliated with us;

•	uncertainty as to the completion of the offer; and

•	the risk factors detailed in Optibase’s most recent annual report on Form 20-F and its other filings with the SEC.

See “Special Factors” and Section 17 of this offer to purchase for a discussion of certain information relating to us. Except as may be required by law, we do not undertake, and specifically disclaim, any obligation to publicly release the results of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such forward-looking statements.

You should assume that the information appearing in this offer to purchase is accurate as of the date on the front cover of this offer to purchase only.

SPECIAL FACTORS

1.	Background of the Offer; Contacts with Optibase

Optibase was incorporated and commenced operations in 1990. It listed its Optibase Shares on Nasdaq in 1999 and on the TASE in 2015.

Companies controlled by Mr. Wyler began to acquire Optibase Shares commencing in February 2001. As a result, Mr. Wyler became the controlling shareholder of Optibase for a period until September 2012. All of these Optibase Shares were transferred to us in December 2013, and since then we have acquired additional Optibase Shares from time to time, most recently in May 2019, when we acquired 300,917 Optibase Shares in a private transaction with an unrelated third party and in open market transactions. We currently hold 4,097,201 Optibase Shares.

On and around June 2, 2021, we requested and obtained from Optibase information about the number and location of the holders of Optibase Shares and we discussed with our counsel various possible methods available to us of causing the Optibase Shares to be partially or fully delisted and deregistered. Following these discussions we determined in principle to commence a tender offer for all of the Optibase Shares.

On June 30, 2021, we filed with the SEC Amendment No. 8 to our Schedule 13D. In the amendment, we disclosed that we had taken preliminary steps to commence a tender offer for all of the Optibase Shares, at a price to be determined.

On or around July 7, 2021, the board of directors of Optibase appointed a special committee of its members, comprised exclusively of directors of Optibase who are not employees of Optibase or affiliated with the bidder group, to consider the fairness of an offer by us to holders of Optibase Shares who are not affiliated with Optibase (the “Special Committee”). The Special Committee has retained the law firm of Naschitz Brandes Amir, a leading law firm in Israel, as its unaffiliated representative, to act solely on its behalf.

On July 14, 2021, legal counsel to Capri initiated a discussion with legal counsel to the Optibase Special Committee regarding possible transaction features to help ensure fairness to the unaffiliated shareholders of Optibase and to enable the members of Optibase board to fulfill their duties to the unaffiliated shareholders of Optibase, and regarding disclosure of those transaction features.

On August 31, 2021 and September 20, 2021, representatives of our financial advisor, MNS Consulting, at their initiative, conducted conference calls with Mr. Amir Philips and Mr. Yakir Ben-Naim, respectively the chief executive officer and the chief financial officer of Optibase, for the purpose of better understanding the publicly available information concerning Optibase. Optibase furnished to MNS Consulting valuations performed by third parties regarding certain properties of Optibase (the “Property Valuations”).  We have filed with the SEC, as exhibits to our Schedule TO, copies of the Property Valuations.

On and around November 23, 2021, we requested and obtained from Optibase the names and addresses of the record holders of Optibase Shares for the purpose of enabling us to disseminate a tender offer for all of the Optibase Shares.

On November 24, 2021, we received from the Israel Tax Authority, or ITA, an approval with respect to the Israeli withholding tax rates applicable to sales of Optibase Shares pursuant to the offer. On January 23, 2022, the ITA extended the approval for a period of three months.

On December 1, 2021, we commenced our first tender offer to acquire all of the Optibase Shares, not already owned by the bidder group, for $11.20, net to the seller in cash. The board of directors of Optibase expressed no opinion and remained neutral with respect to the offer. As of the expiration date, 689,926 Optibase Shares had been validly tendered, and not withdrawn, pursuant to our first offer, which was the majority of the Optibase Shares that were not already held by our bidder group. However, that number fell short of our minimum condition for the first offer by 9,099 shares, or approximately 1.3% of our minimum condition for the first offer of 699,025 shares, and all tendered shares were returned.

On January 10, 2022, we filed with the SEC Amendment No. 9 to our Schedule 13D. In the amendment, we disclosed that we had taken preliminary steps to commence a second tender offer for all of the Optibase Shares, at a price to be determined.

On January 11, 2022 and January 18, 2022, Optibase filed with the SEC reports on Form 6-K in which Optibase stated that it intends to delist the Optibase Shares from the TASE, effective as of April 13, 2022, and that the last day for trading Optibase Shares on the TASE will be April 11, 2022.

Capri has entered into an agreement (the “Indemnification Agreement”) to indemnify each director and officer of Optibase and its subsidiaries serving in such capacity at the time of the completion of the offer (other than Mr. Shlomo (Tom) Wyler), up to $7,500,000 with respect to all indemnitees, from any liability or expense in connection with any act or omission performed in his or her capacity as a director or officer of Optibase prior to the completion of the offer. We have filed the Indemnification Agreement as an exhibit to the Schedule TO and Optibase shareholders may refer to it for the full terms and conditions of the Indemnification Agreement.

2.	Position of Capri Regarding the Fairness of the Transaction

The rules of the SEC require each member of the bidder group to express their belief to holders of Optibase Shares who are unaffiliated with Optibase as to the fairness of the transaction. We believe that the offer, and the Offer Price to be received by holders of Optibase Shares who are unaffiliated with Optibase pursuant to the offer, are fair to such holders.

Each member of our bidder group bases their belief on the following factors, each of which, in our judgment, supports our view as to the fairness of the transaction:

•	The Offer Price represents a premium of approximately:

o
5.5% to the closing price of the Optibase Shares on Nasdaq on June 29, 2021, the last trading day prior to the date that we first announced our intention to make an offer for all of the outstanding Optibase Shares not owned by the bidder group; and

o	4.4% to the average closing price of the Optibase Shares on Nasdaq during the six months prior to commencement of the offer.

•
In our first tender offer to acquire all of the Optibase Shares, not already owned by the bidder group, which we commenced on December 1, 2021 at an offer price of $11.20 per share, holders tendered 689,926 Optibase Shares, which was the majority of the Optibase Shares that were not already held by our bidder group.  The minimum condition of our first offer was not satisfied and all tendered shares were returned. Nevertheless, by tendering in the first offer, the majority of the unaffiliated holders indicated that $11.20 was a fair price for their Optibase Shares. We are making this offer at a price of $11.60, or approximately 3.8% greater than in our first offer.

•
The relative lack of liquidity for the Optibase Shares and the liquidity that will be realized by the unaffiliated shareholders of Optibase from the offer were factors considered by us. The average daily trading volumes for the Optibase Shares, combining trading on Nasdaq and on the TASE, for the three month period prior to and including February 14, 2022, the last date on which the Optibase Shares traded in the U.S. prior to commencement of the offer, was approximately 4,090 Optibase Shares, which is a limited trading volume; therefore, the Optibase Shares have limited liquidity for the unaffiliated public holders and it may be difficult for the unaffiliated public holders to sell their Optibase Shares without adversely impacting the trading price.

•
Neither Capri nor any of its affiliates has received an offer for Optibase from a third party in the past two years. We considered the absence of any unsolicited third party buyer for Optibase to support the fairness of the offer to the unaffiliated stockholders of Optibase, because the absence of such a third party buyer demonstrates that the offer is the only likely source of prompt liquidity for the Optibase Shares available to all of the unaffiliated holders of Optibase Shares.

•	The offer is not subject to any financing condition.

•	The offer provides holders of Optibase Shares with the certainty of receiving cash for their Optibase Shares and removes the risk of any decrease in the value of Optibase.

In addition, we believe that the offer is procedurally fair to holders of Optibase Shares who are unaffiliated with Optibase, based on the following factors:

•	Each of such holders will be able to decide voluntarily whether or not to tender Optibase Shares in the offer.

•
The minimum condition of the offer will be satisfied only if either (i) 682,024 or more Optibase Shares shall have been validly tendered, and not validly withdrawn, and the majority of those Optibase Shares shall have been tendered by offerees who do not have a “personal interest,” within the meaning of the Israeli Companies Law, in the offer or (ii) 837,975 or more Optibase Shares shall have been validly tendered, and not validly withdrawn. See Section 19 – “Conditions of the Offer.”  In either case, the majority of the Optibase Shares that are not already held by our bidder group will have been tendered in the offer.

•	Holders of Optibase Shares will have sufficient time to make a decision whether or not to tender since the offer will remain open for a minimum of 20 business days.

•
If the offer is consummated, shareholders who did not tender shares in the offer may perfect their statutory rights of appraisal, by following the appraisal procedures under the Israeli Companies Law, in which case the Israeli court may determine that the consideration paid for the Optibase Shares was less than “fair value” and that such shareholders are entitled to receive the “fair value” of their Optibase Shares, as determined by the court.

Each member of our bidder group also considered the following factors, each of which we considered negative in our considerations concerning the fairness of the terms of our offer:

•
The Offer Price, $11.60 per Optibase Share, is less than recent trading prices for the Optibase Shares on Nasdaq and on the TASE. On February 14, 2022, the last U.S. trading day before we commenced the offer, the last price per Optibase Share reported on Nasdaq was $11.75 and on the TASE was NIS 41.00. The Offer Price, $11.60 per Optibase Share, is less than those most recent trading prices and less than the closing price of the Optibase Shares on Nasdaq on every U.S. trading day since January 5, 2022.

•	The Offer Price, $11.60 per Optibase Share, is $1.04, or approximately 8.2%, less than the fair market value of the Optibase Shares as estimated by MNS Consulting, the financial advisor to Capri.

•
Any holder that tenders all its Optibase Shares in the offer or whose Optibase Shares are acquired in the Compulsory Acquisition would cease to participate in the future earnings or growth, if any, of Optibase or benefit from increases, if any, in the value of Optibase.

•	The sale of Optibase Shares in the offer is generally taxable to the selling security holders.

•	Our bidder group currently owns approximately 81.9% of the outstanding Optibase Shares, and this ownership position may preclude competing offers from third parties.

•	Certain directors and officers of Optibase have actual or potential conflicts of interest in connection with our offer. See Section 4—“Interests of Certain Persons in the Offer” and Schedule A.

•
The board of directors of Optibase has formed the Special Committee and the Special Committee has engaged separate legal counsel. However, the offer is not conditioned on the approval of the Special Committee and we have not negotiated the terms of the offer with the Special Committee or with any other person representing the interests of the holders of Optibase Shares who are not affiliated with Optibase.

The members of our bidder group did not find it practicable to assign, nor did they assign, relative weights to the individual factors considered in reaching their conclusion as to fairness. Capri’s financial advisor, MNS Consulting, was not asked to and has not delivered a valuation to the board of directors of Optibase in connection with the offer.

In reaching their conclusion as to fairness, the members of our bidder group considered Optibase as a viable going concern and estimated the value of Optibase as a going concern. The members of our bidder group did not consider the liquidation value or net book value of Optibase. The liquidation value was not considered because Optibase is a viable going concern and the bidder group has no plans to liquidate Optibase. Therefore, each member of our bidder group believes that the liquidation value of Optibase is irrelevant to a determination as to whether the offer is fair to unaffiliated holders. Further, the members of our bidder group did not consider net book value, which is an accounting concept, as a factor because we believe that net book value is not a material indicator of the value of Optibase as a going concern but rather is indicative of historical costs.

The foregoing discussion of the information and factors considered and given weight by the members of our bidder group is not intended to be exhaustive, but includes the factors that each member of our bidder group believes to be material. The statements of our bidder group as to the fairness of the transaction to holders of Optibase Shares that are unaffiliated with Optibase should not be construed as a recommendation to any holder as to whether that holder should tender in the offer.

3.	Purpose of the Offer; Effects of the Offer; Plans for Optibase

Purpose of the Offer. The purpose of our offer is for Capri to acquire the entire equity interest in Optibase. Holders who sell their Optibase Shares in the offer will cease to have any equity interest in Optibase or any right to participate in its earnings and future growth.

In determining whether to acquire the outstanding public minority equity interest in Optibase and to make the offer, we considered the following factors to be the principal benefits of taking Optibase private:

•
the decrease in costs, particularly those associated with being a public company (for example, as a privately-held entity, Optibase would no longer be required to file annual or other periodic reports with the Commission or publish and distribute to its shareholders annual reports and proxy statements), that we anticipate could result in substantial annual savings of audit, legal, insurance and other costs; and

•
the elimination of burdens on Optibase’s management associated with public reporting and other tasks resulting from Optibase’s public company status, including, for example, the dedication of time by, and resources of, Optibase’s management to shareholder inquiries and investor and public relations.

We also considered the other advantages of Optibase being a public reporting company, including the possibility for use of Optibase’s securities to raise capital or make acquisitions.

The members of our bidder group believe that the offer is preferable to a one-step merger because they believe that this structure can provide a faster and more efficient process for completing the transaction than structures which require calling a special meeting of holders of Optibase Shares.

Effects of the Offer. The total shareholders’ equity, or net book value, of Optibase was $83.7 million as of September 30, 2021.  The net income, or net earnings, of Optibase was $0.7 million for the nine months ended September 30, 2021 and $9.4 million for the year ended December 31, 2020. If the offer is consummated, the interest of Capri in Optibase’s net book value and net earnings would increase to 100%, and Capri would be entitled to all benefits resulting from that interest, including all income generated by Optibase’s operations and any future increase in Optibase’s value. Former shareholders would thereafter have no opportunity to participate in the earnings and growth of Optibase and would not have any right to vote on corporate matters. Similarly, following consummation of the offer, Capri would also bear the entire risk of losses generated by Optibase’s operations and any decrease in the value of Optibase, and former shareholders would not face the risk of losses generated by Optibase’s operations or decline in the value of Optibase. In particular, former shareholders would not participate in any future earnings that may or may not occur if and when the COVID-19 pandemic ends and real estate markets recover from the adverse effects of the pandemic, and would not face the risk of losses should the pandemic instead continue or worsen.

According to Optibase’s Annual Report on 20-F for the fiscal year ended December 31, 2020 (the “Optibase 20-F”), as of December 31, 2020, Optibase had net operating loss carry forwards of approximately $72 million for Israeli tax purposes and approximately $57 million for U.S. tax purposes. Such net operating losses may be available to offset taxable income (if any) generated by Optibase or Capri’s consolidated tax group (which may include Optibase after the closing), and thereby reduce the amount of taxes owed by Capri and its subsidiaries. The timing and amount of the tax savings will depend on a number of factors, including the overall amount of Optibase’s net operating losses through the closing (which has yet to be calculated), whether Optibase or Capri generates taxable income after the closing (and when and in what amount) and the tax rates in effect at the time net operating losses are utilized.

If the offer is consummated, then by operation of the Israeli Companies Law, without further action by any person, Capri thereby will become the sole equity owner of Optibase and will become obligated to pay the Offer Price to the former public shareholders who did not tender into the offer. There will be no shareholder vote regarding the Compulsory Acquisition.

Plans for Optibase. Capri is conducting a detailed review of Optibase and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel, and will consider which changes would be desirable in light of the circumstances that exist upon completion of the offer. Capri will continue to evaluate the business and operations of Optibase during the pendency of the offer and after the consummation of the offer and will take such actions as they deem appropriate under the circumstances then existing. Thereafter, Capri intends to review such information as part of a comprehensive review of Optibase’s business, operations, capitalization and management with a view to optimizing development of Optibase’s potential in conjunction with Optibase’s existing businesses. If the offer is consummated Capri intends to reduce the size and change the structure of the Optibase board, in a manner to be determined. Possible other changes could include changes in Optibase’s business, corporate structure, memorandum of association, articles of association, capitalization, and management. Plans may change based on further analysis and Capri and, after completion of the offer, the Optibase board may change their plans and intentions at any time, as deemed appropriate

We expect that from time to time there may be significant developments or transactions involving Optibase or its securities, or offers, proposals or discussions related thereto, which may involve acquisitions or sales by us of our holdings in Optibase or acquisitions or sales of securities, assets or business operations by Optibase.

We intend to review our investment in Optibase, its performance and market conditions periodically and consider possible strategies for enhancing value and take such actions with respect to our investment as we deem appropriate in light of the circumstances existing from time to time. Such actions could include, among other things, additional purchases of Optibase Shares pursuant to one or more open-market purchase programs, through private transactions or through tender offers or otherwise, subject to applicable U.S. and Israeli law. Future purchases may be on the same terms or on terms that are more or less favorable to Optibase’s shareholders than the terms of the offer. Any possible future purchases will depend on many factors, including the results of the offer, the market price of Optibase Shares, our business and financial position, and general economic and market conditions. In addition, following the consummation of the offer, we may also determine to dispose of our Optibase Shares, in whole or in part, at any time and from time to time, subject to applicable laws. Any such decision would be based on our assessment of a number of different factors, including, without limitation, the business, prospects and affairs of Optibase, the market for the Optibase Shares, the condition of the securities markets, general economic and industry conditions and other opportunities available to us.

Except as otherwise described below or elsewhere in this offer to purchase, none of the members of our bidder group, and to the best of our knowledge none of the other persons listed in Schedule I to this offer to purchase, has any current plans, proposals or negotiations that relate to or would result in the following:

•	an extraordinary corporate transaction, merger, reorganization or liquidation involving Optibase or any of its subsidiaries;

•	a purchase, sale or transfer of a material amount of the assets of Optibase or any of its subsidiaries;

•
any change in the present board of directors and management of Optibase (including any plan or proposal to change the number or term of directors or to fill any existing vacancy on the board or to change any material term of the employment contract of any executive officer);

•	any other material change in Optibase’s corporate structure or business;

•	a delisting of the Optibase Shares from Nasdaq or TASE;

•	the Optibase Shares becoming eligible for termination of registration under the United States Securities Exchange Act of 1934, as amended, or the Exchange Act; or

•
influencing Optibase to pay dividends on the Optibase Shares, provided that if we consummate the offer and thereby become the sole holder of Optibase Shares, we may from time to time cause Optibase to pay dividends to us as required for our internal intercompany purposes.

Appraisal Rights. Holders of Optibase Shares who do not tender their Optibase Shares in the offer will have appraisal rights in connection with our offer. Under Section 338 of the Israeli Companies Law, if we complete our offer, an Israeli court may, at the request of any shareholder who did not tender its shares in the offer, provided such request is submitted within six months of the completion of the offer, determine that the consideration paid for the Optibase Shares was less than the fair market value and decide that we should pay the fair market value, as determined by the court. Capri disclaims the conclusion of MNS Consulting, as set out in its updated evaluation, that the fair value of each Optibase Share is $12.64.

Any shareholder who tendered its shares in the offer shall not be entitled to appraisal rights.

4.	Interests of Certain Persons in the Offer

Financial Interests. The financial interests of Capri with regard to the Offer Price are generally adverse to the financial interests of the holders being asked to tender their Optibase Shares because Capri has an interest in acquiring the Optibase Shares as inexpensively as possible and the holders being asked to tender their Optibase Shares have an interest in selling their Optibase Shares for the highest possible price.

Conflicts of Interest. In considering the fairness of the consideration to be received in the offer, shareholders should be aware that each member of our bidder group has actual or potential conflicts of interest in connection with the offer. As a result of Capri’s current ownership of approximately 78.8% of the outstanding Optibase Shares, Capri controls Optibase. Mr. Wyler owns approximately 3.1% of the outstanding Optibase Shares and serves as the Chief Executive Officer of its subsidiary, Optibase Inc. Mr. Rouven Schwarz serves as a member of both the board of directors of Optibase and the board of trustees of Capri, and Mr. Schwarz entered into a service agreement with Optibase under which Mr. Schwarz provides real estate related consulting services to Optibase, its subsidiaries and affiliates. Mr. Wyler is the father in law of Mr. Schwarz. These relationships may be deemed to create a conflict between the interest of each member of our bidder group to fulfill their duties to Optibase and its unaffiliated shareholders, on one hand, and their interest in consummating the offer on the best possible terms for Capri, on the other hand.

Intent of, and Recommendations By, Directors and Executive Officers of Optibase With Regard to our offer. Mr. Wyler is a member of our bidder group and will not tender Optibase Shares in our offer. Mr. Schwarz holds no Optibase Shares.

Except as disclosed in this offer to purchase, after reasonable inquiry, we do not know whether or not any director or executive officer of Optibase will tender in our offer any Optibase Shares held personally by them and we are not aware that any of them has made a recommendation to any other person in support of, or opposed to, our offer.

5.	Related Party Transactions.

Except as set forth in this offer to purchase, none of the members of our bidder group, nor any of the other persons listed in Schedule I to this offer to purchase, have had any transaction during the past two years with Optibase or any of its executive officers, directors or affiliates that is required to be described in this offer to purchase under applicable law. Except as set forth in this offer to purchase, there have been no negotiations, transactions or material contacts during the past two years between any of the members of our bidder group, or any of the other persons listed in Schedule I to this offer to purchase, on the one hand, and Optibase and its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer, exchange offer or other acquisitions of Optibase’s securities, an election of Optibase’s directors or a sale or other transfer of a material amount of the assets of Optibase.

6.	Rule 13e-3

Capri currently owns approximately 78.8% of all the outstanding Optibase Shares. Mr. Wyler owns approximately 3.1% of the outstanding Optibase Shares and serves as the Chief Executive Officer of its subsidiary, Optibase Inc. Because the members of our bidder group are affiliates of Optibase, our offer will constitute a “going private” transaction under Rule 13e-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Rule 13e-3 requires, among other things, that certain financial information concerning Optibase and certain information relating to the fairness of the offer be filed with the SEC and disclosed to minority shareholders prior to consummation of the offer. Capri has provided such information in this offer to purchase and a Tender Offer Statement on Schedule TO and the exhibits thereto filed with the SEC pursuant to Rule 14d-3 under the Exchange Act.

For a description of certain contacts between Optibase and Capri and its affiliates that were related to the offer, please see “Section 1—Background of the Offer; Contacts with Optibase.” Further, please see “Section 3— Purpose of the Offer; Effects of the Offer; Plans for Optibase” for a description of (i) the purpose the offer, (ii) our plans for Optibase and  (iii) the availability of appraisal rights to shareholders who do not tender shares in the offer in connection with the offer.

7.	Conduct of Optibase’s Business if the Offer is not Consummated.

If the offer is not consummated, Capri will re-evaluate its options with respect to Optibase. In particular, we may, among other things:

•	not take any action at that time, including not purchasing any additional Optibase Shares; and/or

•	make a new tender offer.

If we were to pursue any of these alternatives, it might take considerably longer for the public shareholders of Optibase to receive any consideration for their Optibase Shares (other than through sales in the open market) than if they had tendered their Optibase Shares, and the conditions of the offer were satisfied. No assurance can be given that any of such alternatives will be pursued or as to the price per Optibase Share that may be paid in any such future acquisition of Optibase Shares or the effect any such actions could have on the trading prices of Optibase Shares.

8.	Evaluations and Financial Analysis of Capri’s Financial Advisor.

In connection with our first offer, which expired by its terms on December 30, 2021, Capri selected and engaged as our financial advisor MNS Consulting Ltd. (“MNS Consulting”). Capri selected MNS Consulting based on a recommendation by FISCHER (FBC & Co.), its Israeli legal counsel, and on its general reputation as a leading financial advisory, investment-banking and strategy advisory firm in Israel. For additional information about MNS Consulting, Optibase shareholders may visit its website, en.mns-consulting.co.il. However, information contained on the website of MNS does not constitute a part of this offer to purchase.

For its services in connection with this offer, Capri agreed to pay to MNS Consulting NIS 46,800, or approximately $14,700. Other than as described in this Offer to Purchase, no material relationship has existed during the past two years, or is mutually understood to be contemplated, between MNS Consulting on one hand and Optibase, Capri and their affiliates, on the other hand.

Initial Evaluation

In connection with our first offer, Capri delivered to us its opinion, or initial evaluation, dated November 30, 2021, that the offer price, which was $11.20 in our first offer, was fair, from a financial point of view, to the holders of Optibase Shares who are not affiliates of Optibase, together with a financial analysis performed by MNS Consulting in support of its initial evaluation.

In connection with the initial evaluation, MNS Consulting held discussions with certain members of the management of Capri regarding their assessment of the strategic and financial rationale for, and the potential benefits of, the offer and the past and current business operations, financial condition and future prospects of Optibase, and MNS Consulting considered such other factors, as it deemed appropriate. See “Section 1 – Background of the Offer; Contacts with Optibase.”

Updated Evaluation

In connection with this offer, MNS Consulting considered developments that were subsequent to our first offer, in particular:

•	MNS Consulting considered the financial statements and reports of Optibase as of September 30, 2021, which Optibase filed with the SEC on November 30, 2021 on Form 6-K.

•	Optibase furnished to MNS Consulting updated Property Valuations for its CTN property and its Rümlang property.

•	Optibase recently has sold additional units comprising its Miami property, and the prices of those recent sales imply that the fair value of the property recently has increased.

On February 14, 2022, MNS Consulting delivered to us an updated evaluation of Optibase. The updated evaluation is attached to this Offer to Purchase as Annex A and we have filed with the SEC, as exhibits to our Schedule TO, copies of the initial evaluation, financial analysis of MNS Consulting and the Property Valuations. The initial evaluation, financial analysis, updated evaluation and Property Valuations will be made available for inspection and copying at Capri’s principal executive offices during its regular business hours by any interested holder of Optibase Shares or its representative who has been so designated in writing.

The initial evaluation and the updated evaluation, which we refer to collectively as the “evaluations,” are subject to the assumptions, limitations, qualifications and other conditions contained therein and necessarily are based on economic, monetary, market and other conditions as of, and the information made available to MNS. The evaluations do not constitute a recommendation to any holder of Optibase Shares as to the offer or any other matter.

For purposes of the evaluations, with Capri’s consent, MNS Consulting relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, it, without assuming any responsibility for independent verification thereof. MNS Consulting did not make an independent valuation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Optibase. MNS Consulting assumed that our offer would be consummated on the terms set forth in this offer to purchase, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to their analysis of Optibase.

Summary of Financial Analysis

In connection with the evaluations MNS Consulting performed a variety of financial analyses. The following summary, however, does not purport to be a complete description of the financial analyses performed by MNS Consulting. The financial analyses undertaken by MNS Consulting have been with respect to a proposed purchase of a minority interest. The transaction premium in a “change of control” transaction might be significantly different.

MNS Consulting determined the fair value of Optibase by determining its net asset value. MNS Consulting determined the net asset value of Optibase by using the discounted cash flow method.

The principal assets of Optibase consist of three real estate properties in which Optibase is the sole or majority owner:

•
Optibase owns 51% of an office building complex in the outskirts of Geneva, Switzerland known as Centre des Technologies Nouvelles, or CTN complex. The CTN complex includes approximately 34,800 square meters of leasable space and, as of December 31, 2020 , it was 92% occupied and generating $12.4 million of annualized rent.

•
Optibase is the sole owner of a commercial building in Rümlang, Switzerland, approximately 15 kilometers from Zurich. The Rümlang property has 12,500 square meters of rentable space with office, laboratory and retail uses and, as of December 31, 2020, it was 88% occupied and generating $2.0 million of annualized rent.

•
Optibase is the sole owner of 22 residential condominium units in Miami, Florida (net of two units which Optibase recently sold). As of December 31, 2020, the Miami units were 54% occupied and generating $0.6 million of annualized rent.

For these three properties, MNS Consulting relied on the Property Valuations, each of which is briefly summarized below:

The Property Valuation for the CTN Complex, dated December 31, 2021, was prepared for Optibase by Wuest Partner AG using a discounted cash flow method. Wuest Partners determined the current market value of the CTN Complex as the total of all projected future net income (before interest, taxes, depreciation and amortization) discounted to present-day equivalents, with allowances for opportunities, market conditions and risks. Using this method, Wuest Partner estimated that the present value of projected net income of the CTN Complex, and thus the value of the CTN Complex, in which Optibase holds a 51% interest, was 141.4 million Swiss francs ($152.7 million).

The Property Valuation for the Rümlang property, dated February 1, 2022, also was prepared for Optibase by Wuest Partner using the same discounted cash flow method as for the CTN Complex. Using this method, Wuest Partner estimated that the present value of projected net income of the Rümlang property, and thus the value of the Rümlang property, was 23.0 million Swiss francs ($24.8 million).

The Property Valuation for the Miami condominium units consists of one appraisal report, prepared for Optibase by Florida House Appraisals, for each of the 24 units (of which two were sold 2021 subsequent to the date of the reports), using a sales comparison method. For each unit, Florida House Appraisal identified and summarized three recent sales of a comparable unit. Using this method, Florida House Appraisals estimated that the total value of the 24 units was $31.3 million.

Optibase also is the minority holder in three additional real estate properties in Illinois, Pennsylvania and Texas:

•
Optibase owns 30% of a commercial building in Chicago, Illinois. MNS Consulting estimated the fair value of this stake by applying a discount rate of 6% to 2020 net operating income. The resulting asset value of the property was significantly less than liabilities on the property.  MNS Consulting therefore estimated the net value of the property as zero.

•
Optibase owns a 22% stake in Two Penn Center Plaza, a commercial building in Philadelphia, Pennsylvania. The principal lender on the property, Wells Fargo Commercial Mortgage Trust 2021-C59, included a valuation for this property in a free writing prospectus that it filed with the SEC on April 14, 2021 (Registration file number 333-226486-19). Based on this valuation, MNS Consulting estimated that the net value of Optibase’s holding in the property is approximately $14.1 million.

•
Optibase owns a 4% stake in Texas Shopping Centers, a portfolio of shopping centers in and around Houston, Dallas, and San Antonio, Texas. Optibase furnished to MNS Consulting the financial statements of Texas Shopping Centers, which state the fair value of the portfolio, of which $5.7 million is attributed to Optibase.

Optibase has deferred tax liabilities (which it generally must pay) and loss carry-forwards (which may reduce its tax liabilities). MNS Consulting considered these deferred taxes and loss carry-forwards as part of its evaluations of Optibase.

MNS Consulting also determined, as a liability, the terminal value of the general and administrative expenses of Optibase by applying a discount rate of 4.5% to expenses recorded in 2020 and the first six months of 2021. MNS Consulting estimated the fair value of this liability, net of the associated tax benefit, as $48.2 million, and subtracted this amount as part of its evaluations of Optibase.

MNS Consulting considered the market capitalization of Optibase at various dates during 2021 and 2022 to date and concluded that the market capitalization of Optibase over the duration of this period as a whole was consistent with the net asset value of Optibase as calculated by MNS Consulting.

Based on the foregoing, in its updated evaluation, MNS Consulting estimated that the fair value of each Optibase Share is $12.64. The Offer Price, $11.60 per Optibase Share, is $1.04, or approximately 8.2%, less than the fair market value per Optibase Share as estimated by MNS Consulting in its updated evaluation. Capri disclaims the conclusion of MNS Consulting, as set out in its updated evaluation, that the fair value of each Optibase Share is $12.64.

Each member of our bidder group considered the updated evaluation of MNS Consulting to be a factor that, although negative, did not change the conclusion of each member of our bidder group that the transaction is fair to the unaffiliated shareholders of Optibase.

THE TENDER OFFER

YOU SHOULD READ THIS OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL AND THE OTHER RELATED DOCUMENTS DELIVERED TO YOU CAREFULLY BEFORE YOU MAKE ANY DECISION WITH RESPECT TO THE OFFER.

9.	Terms of the Offer; Expiration Date.

The offer is being made to all of Optibase’s shareholders. Upon the terms and subject to the conditions of the offer (including any terms and conditions of any extension or amendment), we will accept for payment and pay for Optibase Shares, that are validly tendered and not properly withdrawn in accordance with Section 12 prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on March 17, 2022, unless we extend the period of time during which the offer is open. We refer to this date, as may be extended (as described below), as the Expiration Date.

We are offering to purchase all of the outstanding Optibase Shares not owned by the bidder group.

Our offer is subject to a minimum condition. See Section 19 – “Conditions of the Offer.”

If the minimum condition is satisfied and we purchase all tendered shares, then by operation of the Israeli Companies Law, without further action by any person, we automatically thereby will acquire the Optibase Shares held by any persons who did not tender into the offer and will be obligated to pay the Offer Price to those holders. We refer to this possible result of the offer as the “Compulsory Acquisition.”

The offer is subject to certain conditions set forth in Section 19. If any of these conditions is not satisfied, we may elect not to purchase, or may be prohibited from purchasing, any Optibase Shares tendered pursuant to the offer. We will not waive the minimum condition. The offer is not conditioned on the availability of financing or the approval of the board of directors of Optibase. See Section 19, which sets forth in full the conditions of the offer and specifies those conditions of the offer that are waivable by us.

We will publicly announce in accordance with applicable law and in any event issue a press release by 9:00 a.m., New York time, or 4:00 p.m., Israel time, on the U.S. business day following the then-scheduled Expiration Date, stating whether the conditions of the offer have been satisfied or, subject to applicable law, waived by us. Promptly following the Expiration Date, we will announce the results of the offer. We will pay for all Optibase Shares accepted for payment pursuant to the offer promptly following the Expiration Date.  We expect to make such payment within four U.S. business days following the Expiration Date.

Under Israeli law, once we announce, following the Expiration Date, that the offer has been accepted, or, in other words, that all the conditions of the offer have been satisfied or, subject to applicable law, waived by us, no further conditions of the offer would apply and we will become irrevocably bound to purchase the Optibase Shares validly tendered pursuant to the offer and not properly withdrawn prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Expiration Date.

Subject to applicable laws and regulations, if any condition has not been satisfied prior to the then-scheduled Expiration Date, we may decide to:

•	extend the Expiration Date and, subject to applicable withdrawal rights, retain all tendered Optibase Shares;
•
if the only conditions that have not been satisfied are one or more of the conditions set forth in clause (b) of Section 19, waive such condition(s) and accept for payment and pay for all Optibase Shares validly tendered and not properly withdrawn prior to the Expiration Date; or

•	terminate the offer and not accept for payment or pay for any Optibase Shares and promptly return all tendered Optibase Shares.
Under Israeli law, however, the offer may not remain open for more than 60 days following the date of this offer to purchase, except that if a third party commences a tender offer for Optibase Shares prior to the Expiration Date, we will be permitted to extend the offer period so that the Expiration Date will correspond with the expiration date of the third party’s tender offer. We will not, however, provide for a subsequent offering period as permitted pursuant to Rule 14d-11 under the Exchange Act.

If we decide to extend the Expiration Date, we will inform the Depositaries, the Information Agent and our Israeli legal counsel of that fact. We will also publicly announce the new Expiration Date in accordance with applicable law, and in any event we will issue a press release no later than 9:00 a.m., New York time, or 4:00 p.m., Israel time, on the first U.S. business day following the day on which we decide to extend the Expiration Date.  In addition, in accordance with Israeli law, we will file an immediate report with the ISA no later than one Israeli business day prior to the previously scheduled Expiration Date and, within one Israeli business day thereafter, publish the notice in two daily newspapers having a mass circulation and published in Israel in Hebrew.

Under Israeli law, however, we will not be permitted to extend the Expiration Date, unless either (1) the Israeli Depositary, which guarantees our obligation to pay for the Optibase Shares, confirms that, under the new circumstances, it will maintain such guarantee or (2) such a guarantee is obtained by us from another TASE member.

If we make a material change in the terms of the offer (as may be permitted under applicable law) or in the information concerning the offer, or if we waive a material condition to the offer (if permitted pursuant to applicable law, including the Exchange Act, the rules of the SEC and the Israeli Securities Law), we will extend the Expiration Date to the extent required by applicable law, including the Exchange Act, the rules of the SEC and the Israeli Securities Law.

This offer to purchase, the Letter of Transmittal and the other related documents to be furnished will be mailed to the record holders of Optibase Shares whose names appear as of the date of this offer to purchase on Optibase’s shareholder list. They will also be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear as of the date of this offer to purchase on the shareholder list or, if applicable, who are listed as of the date of this offer to purchase as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Optibase Shares.

10.	Acceptance for Payment and Payment.

General.  According to Israeli law, to secure the payment for the Optibase Shares tendered pursuant to the offer, the Israeli Depositary, which is a TASE member, has agreed to guarantee our obligation to pay for the Optibase Shares tendered and accepted by us for payment pursuant to the offer. To secure this guarantee, we have engaged the Israeli Depositary to act as an escrow agent and have deposited cash into an escrow account in an amount sufficient to pay for the maximum number of Optibase Shares that we are offering to purchase in the offer.

Promptly following the Expiration Date and upon the terms and subject to the conditions of the offer we will accept for payment and, subject to any applicable withholding tax duties, pay from the funds deposited into escrow, for all Optibase Shares validly tendered prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Expiration Date and not properly withdrawn in accordance with Section 12.  We expect to make such payment within four U.S. business days following the Expiration Date.  See Section 9.

In all cases, we will pay for Optibase Shares validly tendered and accepted for payment pursuant to the offer only after timely receipt by the Depositaries of the required documents to substantiate a valid tender, as set forth in Section 11.

For purposes of the offer, we will be deemed to have purchased Optibase Shares that have been validly tendered and not properly withdrawn if and when we give oral or written notice to the Depositaries of our acceptance for payment of Optibase Shares pursuant to the offer. Upon the terms and subject to the conditions of the offer, payment for the Optibase Shares will be made by the Depositaries.

Under no circumstances will interest be paid on the purchase price to be paid, regardless of any extension of the offer or any delay in making payment.

If, pursuant to the terms and conditions of the offer, we do not accept tendered Optibase Shares for payment for any reason or if certificates are submitted representing more Optibase Shares than are tendered, certificates evidencing unpurchased Optibase Shares will be returned to the tendering shareholder (or, in the case of Optibase Shares tendered by book-entry transfer pursuant to the procedure set forth in Section 11, the Optibase Shares will be credited to the relevant account), promptly following the expiration, termination or withdrawal of the offer.

Form of Payment. All shareholders tendering their Optibase Shares to the U.S. Depositary will be paid in U.S. dollars, and all shareholders tendering their Optibase Shares to the Israeli Depositary will be paid in NIS based on the NIS/U.S. dollar exchange rate on the Expiration Date.

Withholding Tax. Please note that under the “Backup Withholding” provisions of U.S. federal income tax law, the U.S. Depositary may be required to withhold tax, at applicable rates (currently 24.0%), on amounts received by a tendering shareholder or other payee pursuant to the offer. To prevent such withholding from the purchase price received for Optibase Shares tendered pursuant to the offer to the U.S. Depositary, each tendering shareholder who does not otherwise establish an exemption from such withholding, must properly complete the Form W-9 included in the Letter of Transmittal. See Section 13 - “Material U.S. Federal Income Tax and Israeli Income Tax Consequences.”

Also, under the “withholding tax” provisions of Israeli income tax law, the gross proceeds payable to a shareholder in the offer generally will be subject to Israeli withholding tax. However, based on an approval that we received from the Israel Tax Authority, or ITA:

(1)          shareholders who meet the following criteria will not be subject to Israeli withholding tax (a) they acquired their Optibase Shares after Optibase’s initial public offering in the United States on Nasdaq in 1999; (b) they do not hold their Optibase Shares through an Israeli broker or Israeli financial institution; (c) they hold less than 5% of Optibase Shares; (d) they certify that they are not, and at the date of purchase of their Optibase Shares were not Israeli residents (and, (i) in the case of a corporation, that no Israeli resident(s) holds 25.0% or more of the means of control of such corporation or are the beneficiaries of, or are entitled to, 25.0% or more of the revenues or profits of such corporation, whether directly or indirectly, or (ii) in the case of a partnership, that no partner in the partnership is an Israeli resident and no Israeli resident holds, directly or indirectly via shares or through a trust or in any other manner or with another who is an Israeli resident, 25.0% or more of any right in the partnership or, of the right to direct the manner of exercising any of the rights in the partnership); provided that (A) with respect to shareholders who are individuals, they timely provide a copy of their passport; and (B) with respect to shareholders that shall receive an aggregate Offer Price that is in an amount in excess of US$100,000, they timely submit a valid certificate of residency for tax purposes issued by the applicable tax authority of their country of residence;

(2)          payments to shareholders who hold their Optibase Shares through an Israeli broker or Israeli financial institution will be made by us without any Israeli withholding at source, and the relevant Israeli broker or Israeli financial institution will withhold Israeli tax, if any, as required by Israeli law; and

(3)          shareholders who are not described in clauses (1) and (2) above will be subject to Israeli withholding tax at the applicable rate of the gross proceeds payable to them pursuant to the offer, as prescribed by Israeli tax law.

See Section 13 and the Letter of Transmittal for instructions on how to prevent us from withholding Israeli income tax from the gross proceeds payable to you (if any) pursuant to the offer.

11.	Procedures for Tendering Shares.

Overview

Shareholders who hold their Optibase Shares through a TASE member, and who wish to tender their Optibase Shares, should do so through the Israeli Depositary. We refer to these shareholders below as Unlisted Holders. See “Tenders to Israel Brokerage & Investments - I.B.I. - Ltd., our Israeli Depositary” below for instructions.

All other holders of Optibase Shares should tender their Optibase Shares to the U.S. Depositary pursuant to the instructions described under the caption “Tenders to American Stock Transfer & Trust Company, LLC, our U.S. Depositary” below.

You may only tender your Optibase Shares by following the procedures described in this Section 11.

Tenders to American Stock Transfer & Trust Company, LLC, our U.S. Depositary

Eligibility; Who May Tender to the U.S. Depositary. Shareholders who are not Unlisted Holders should tender their Optibase Shares to the U.S. Depositary.

Valid Tender. In order for you to validly tender Optibase Shares pursuant to the offer, (i) a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, or in the case of a book-entry transfer, an Agent’s Message, and any other documents required by the Letter of Transmittal, must be received by the U.S. Depositary at its address set forth on the back cover of this offer to purchase prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Expiration Date, as applicable and certificates evidencing tendered Optibase Shares must be received by the U.S. Depositary at its address or the shares must be delivered to the U.S. Depositary (including an Agent’s Message if you did not deliver a Letter of Transmittal), in each case prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Expiration Date, as applicable, or (ii) the tendering shareholder must comply with the guaranteed delivery procedures set forth below.

The term “Agent’s Message” means a message, transmitted by The Depository Trust Company, or DTC, to, and received by, the U.S. Depositary and forming part of the Book-Entry Confirmation that states that DTC has received an express acknowledgement from the participant in DTC tendering the Optibase Shares that are the subject of the Book-Entry Confirmation, that the participant has received and agrees to be bound by the Letter of Transmittal and makes the declarations and elections set forth in the Letter of Transmittal and that we may enforce the Letter of Transmittal against that participant.

If certificates evidencing tendered Optibase Shares are forwarded to the U.S. Depositary in multiple deliveries, a properly completed and duly executed Letter of Transmittal must accompany each delivery. No alternative, conditional or contingent tenders will be accepted and no fractional Optibase Shares will be purchased.

The method of delivery of share certificates and all other required documents, including through DTC, is at your option and risk, and the delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Book-Entry Transfer. The U.S. Depositary will establish an account with respect to the Optibase Shares at DTC for purposes of the offer within two U.S. business days after the date of this offer to purchase. Any financial institution that is a participant in the system of DTC may make book-entry delivery of Optibase Shares by causing DTC to transfer such Optibase Shares into the U.S. Depositary’s account at DTC in accordance with DTC’s procedures. However, although delivery of Optibase Shares may be effected through book-entry transfer into the U.S. Depositary’s account at DTC, the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or an Agent’s Message, and any other required documents must, in any case, be transmitted to, and received by, the U.S. Depositary at its address set forth on the back cover of this offer to purchase prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Expiration Date. Delivery of the documents to DTC or any other party does not constitute delivery to the Depositary.

Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a firm that is a member of the Securities Transfer Agents Medallion Program, or by any other “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 under the Exchange Act, except in cases where Optibase Shares are tendered:

•
by a registered holder of Optibase Shares who has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal; or

•	for the account of an eligible guarantor institution.

If a share certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a share certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the tendered certificate must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name(s) of the registered holder(s) appear on the certificate, with the signature(s) on the certificate or stock powers guaranteed by an eligible guarantor institution. See Instruction 1 and Instruction 5 to the Letter of Transmittal.

Guaranteed Delivery. A shareholder who desires to tender Optibase Shares pursuant to the offer and whose certificates for Optibase Shares are not immediately available and cannot be delivered to the U.S. Depository prior to the expiration of the offer, or who cannot complete the procedure for book-entry transfer prior to the expiration of the offer, or who cannot deliver all required documents to the U.S. Depository prior to the expiration of the offer, may tender such Optibase Shares by satisfying all of the requirements set forth below:

•	such tender is made by or through an Eligible Institution;

•
a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the U.S. Depository (as provided below) prior to the Expiration Date; and

•
the certificates for all tendered Optibase Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Optibase Shares), together with a properly completed and duly executed Letter of Transmittal, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and any other required documents, are received by the U.S. Depository within 2 trading days after the date of execution of such Notice of Guaranteed Delivery. A “trading day” is any day on which Nasdaq is open for business.

The Notice of Guaranteed Delivery may be delivered by overnight courier to the U.S. Depository or mailed to the U.S. Depository and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery. Optibase Shares tendered by a Notice of Guaranteed Delivery will not be deemed validly tendered unless and until Optibase Shares underlying such Notice of Guaranteed Delivery are delivered to the U.S. Depository prior to the expiration of the offer.

Condition to Payment. In all cases, payment for Optibase Shares tendered and accepted for payment pursuant to the offer will be made only after timely receipt by the Depositary of the certificate(s) evidencing Optibase Shares, or a timely Book-Entry Confirmation for the delivery of Optibase Shares, the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent’s Message, and any other documents required by the Letter of Transmittal.

The valid tender of Optibase Shares pursuant to the applicable procedure described above will constitute a binding agreement between you and us upon the terms and subject to the conditions of the offer.

Appointment. By executing the Letter of Transmittal as set forth above (including delivery by way of an Agent’s Message), you irrevocably appoint our designees as your agents, attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of your rights with respect to the Optibase Shares you tendered. These powers of attorney and proxies will be considered coupled with an interest in the tendered Optibase Shares. The appointment will be effective if, as and when, and only to the extent that, we accept your Optibase Shares for payment. Upon our acceptance for payment, all prior powers of attorney, proxies and consents given by you with respect to such Optibase Shares (and any and all Optibase Shares or other securities issued or issuable in respect of your Optibase Shares) will be revoked, without further action, and no subsequent powers of attorney or proxies may be given or any subsequent written consent executed by you (and, if given or executed, will not be deemed effective). Our designees will, with respect to the Optibase Shares for which the appointment is effective, be empowered to exercise all of your voting and other rights as they in their sole discretion may deem proper at any annual or special meeting of Optibase’s shareholders or any adjournment or postponement of that meeting, by written consent in lieu of any meeting or otherwise. We reserve the right to require that, in order for Optibase Shares to be deemed validly tendered, immediately upon our payment for the Optibase Shares, we must be able to exercise full voting rights with respect to the Optibase Shares at any meeting of Optibase’s shareholders with a record date subsequent to the consummation of the offer (and at any meeting of Optibase’s shareholders with a record date prior to the consummation of the offer if such Optibase Shares were held by such tendering shareholder as of such record date).

Tenders to Israel Brokerage & Investments - I.B.I. - Ltd., our Israeli Depositary

Eligibility; Who May Tender to the Israeli Depositary. Shareholders who are Unlisted Holders should tender their Optibase Shares to the Israeli Depositary.  All other shareholders should tender to the U.S. Depositary, as described above.

Valid Tender. In order for an Unlisted Holder to validly tender Optibase Shares in the offer to the Israeli Depositary, such Unlisted Holder must notify the Israeli Depositary, via the TASE member with which its securities deposit is managed, of its tender by delivery of an Acceptance Notice of an Unlisted Holder to the TASE member, duly signed by the Unlisted Holder or its duly authorized attorney-in-fact.

An Acceptance Notice of an Unlisted Holder must be submitted to a TASE member with which the securities deposit of the Unlisted Holder is being managed, on an Israeli business day, generally between the hours of 9:00 a.m. and 5:00 p.m., Israel time (2:00 a.m. and 10:00 a.m., New York time), during the offer period. We recommend that you check at what time you may submit the Acceptance Notice with the TASE member with which your securities deposit is managed.

Each of the TASE members is required to deliver to the Israeli Depositary, at its address set forth on the back cover of this offer to purchase, by 6:00 p.m. Israel time (11:00 a.m. New York time) on the Expiration Date, one Acceptance Notice of TASE Member, representing all Acceptance Notices delivered to such TASE member by any Unlisted Holder.

If the conditions of the offer are satisfied or, subject to applicable law, waived by us, the purchase price for the Optibase Shares validly tendered pursuant to the offer and accepted by us for payment will be transferred to the Unlisted Holder by the Israeli Depositary promptly following the Expiration Date, by crediting within four U.S. business days following the Expiration Date the Unlisted Holder's bank account according to the particulars given to the Israeli Depositary through the relevant TASE member.

If any condition to the offer is not satisfied prior to the Expiration Date and not waived by us, or if we withdraw the offer, we will promptly return all the Acceptance Notices to the TASE members (and through them, to the Unlisted Holders) via the Israeli Depositary.

The valid tender of Optibase Shares pursuant to the applicable procedure described above will constitute a binding agreement between you and us upon the terms and subject to the conditions of the offer.

Determination of Validity

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Optibase Shares will be determined by us, in our sole discretion. We reserve the absolute right to reject any or all tenders that we determine not to be in proper form or, in the case of tenders, the acceptance for payment of which may be unlawful. A tender of Optibase Shares will not have been made until all defects and irregularities have been cured or waived. None of us, our affiliates, our assigns, the Depositaries, the Information Agent, our Israeli or U.S. legal counsel or any other person will be under any duty to give notification of any defects or irregularities in tenders of Optibase Shares or incur any liability for failure to give any notification.

If you tender your Optibase Shares pursuant to the applicable procedure described above, it will constitute your acceptance of the terms and conditions of the offer, as well as your representation and warranty to us that:

•
you have the full power and authority to tender, sell, assign and transfer the tendered Optibase Shares (and any and all Optibase Shares or other securities issued or issuable in respect of your Optibase Shares); and

•
when we accept your Optibase Shares for payment, we will acquire good and unencumbered title to your Optibase Shares, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

12.	Withdrawal Rights.

You may withdraw previously tendered Optibase Shares at any time prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Expiration Date.  If we extend the Expiration Date or are unable to accept Optibase Shares for payment pursuant to the offer for any reason, then, without prejudice to our rights under the offer but subject to applicable law, the Depositaries may, nevertheless, on our behalf, retain tendered Optibase Shares, and those Optibase Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described in this Section 12.  However, our ability to delay the payment for Optibase Shares that we have accepted for payment is limited by applicable law, including Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of such bidder’s offer.

Withdrawal procedure for tenders to American Stock Transfer & Trust Company, LLC, our U.S. Depositary

If you tendered your Optibase Shares to the U.S. Depositary, for a withdrawal to be effective, a written notice of withdrawal must be timely received by the U.S. Depositary at the address set forth on the back cover of this offer to purchase. Any notice of withdrawal must specify the name of the person who tendered the Optibase Shares to be withdrawn, the number of Optibase Shares to be withdrawn and the name of the registered holder of the Optibase Shares, if different from the name of the person who tendered the Optibase Shares. If certificates evidencing Optibase Shares to be withdrawn have been delivered or otherwise identified to the U.S. Depositary, then, prior to the physical release of the certificates, the serial numbers shown on the certificates must be submitted to the U.S. Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an eligible guarantor institution, unless the Optibase Shares have been tendered for the account of an eligible guarantor institution. If Optibase Shares have been delivered pursuant to the procedures for book-entry transfer as set forth in Section 11, any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn Optibase Shares and otherwise comply with DTC’s procedures.

Withdrawal procedure for tenders to our Israeli Depositary

If you tendered your shares to the Israeli Depositary, you may withdraw your shares at any time prior to 5:00 p.m., Israel time (10:00 a.m., New York time) on the Expiration Date, by delivering to the TASE member to which you delivered your Acceptance Notice, a copy of the Acceptance Notice of an Unlisted Holder which was delivered by you, marked “Acceptance Notice Cancelled” and accompanied by the date and time of delivery of your Acceptance Notice to the TASE member, and your signature or the signature of your duly authorized attorney-in-fact.

Withdrawals of tendered Optibase Shares may not be rescinded. If you have properly withdrawn your Optibase Shares, they will be deemed not to have been validly tendered for purposes of the offer. However, withdrawn Optibase Shares may be re-tendered at any time prior to 10:00 a.m., New York time (5:00 p.m., Israel time), on the Expiration Date by following the applicable procedure described in Section 11.

Determination of Validity

All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by us, in our sole discretion, subject to applicable law. None of us or our affiliates or assigns, the Depositaries, the Information Agent, our Israeli legal counsel or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

13.	Material U.S. Federal Income Tax and Israeli Income Tax Consequences.

Material U.S. Federal Income Tax Consequences.

U.S. Holders. The following discussion summarizes material U.S. federal income tax consequences of the offer applicable to the shareholders of Optibase who are U.S. Holders and whose Optibase Shares are tendered and accepted for payment pursuant to the offer. A “U.S. Holder” means a holder of Optibase Shares who is:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•
a trust (A) if a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have authority to control all of its substantial decisions, or (B) if it has made a valid election to be treated as a U.S. person under the Code.

This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, referred to as the Code, current and proposed Treasury regulations promulgated under the Code, administrative pronouncements and judicial decisions and interpretations as of the date hereof, all of which are subject to differing interpretations or change, which change may apply retroactively and could materially affect the continued validity of this summary and the tax consequences described in this Section 13. Subject to the discussion set forth below under the heading entitled “Characterization of the Purchase if Optibase is a Passive Foreign Investment Company,” this discussion assumes that Optibase is not and has never been a “passive foreign investment company,” “controlled foreign corporation,” “foreign investment company” or “foreign personal holding company” for U.S. federal income tax purposes.

This discussion addresses only holders of Optibase Shares that are held as capital assets within the meaning of section 1221 of the Code. No ruling has been or will be sought from the U.S. Internal Revenue Service, or IRS, and no opinion of counsel has been or will be rendered as to the U.S. federal income tax consequences of the offer. This discussion does not address all of the tax consequences that may be relevant to shareholders in light of their particular circumstances or certain types of shareholders subject to special treatment, including, without limitation:

•	regulated investment companies;

•	broker-dealers (including in securities or foreign currency) or insurance companies;

•	persons who have elected to apply a mark-to-market method of accounting;

•	certain former citizens or former long-term residents of the United States;

•	tax-exempt organizations or retirement plans;

•	persons subject to the alternative minimum tax;

•	banks and other financial institutions;

•	persons who hold their Optibase Shares as part of a position in a straddle or as part of a hedging, conversion, constructive sale, synthetic security, or other integrated investment;

•	holders who received their Optibase Shares through the exercise of employee stock options or otherwise as compensation;

•	partnerships or other pass-through entities or persons who hold their Optibase Shares through partnerships or other pass-through entities;

•	holders who within the five-year period prior to the offer owned directly, indirectly or by attribution at least 10.0% of Optibase by vote or value; and

•	persons whose functional currency is not the U.S. dollar.

In addition, this summary does not discuss any foreign, state, or local tax consequences or any U.S. tax consequences (e.g., estate or gift tax) relevant to U.S. Holders other than U.S. federal income tax consequences.

WE RECOMMEND THAT OPTIBASE SHAREHOLDERS WHO ARE U.S. HOLDERS CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO THEM, INCLUDING THE EFFECTS OF APPLICABLE STATE, LOCAL, FOREIGN OR OTHER TAX LAWS AND POSSIBLE CHANGES IN THE TAX LAWS. FOR A DISCUSSION OF MATERIAL ISRAELI INCOME TAX CONSEQUENCES, SEE BELOW UNDER “MATERIAL ISRAELI TAX CONSEQUENCES.”

Characterization of the Purchase if Optibase is not a Passive Foreign Investment Company. The receipt of cash for Optibase Shares pursuant to the offer will be treated as a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder who sells Optibase Shares pursuant to the offer will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the Optibase Shares sold pursuant to the offer. Gain or loss will be determined separately for each block of Optibase Shares (i.e., Optibase Shares acquired at the same cost in a single transaction) tendered pursuant to the offer. The gain or loss will be long-term capital gain or loss if the U.S. Holder has held the Optibase Shares for more than one year at the time of the consummation of the offer. Long-term capital gain realized by a non-corporate U.S. Holder is generally eligible for a preferential tax rate (currently a maximum of 20.0%). Special limitations apply to the use of capital losses.

Characterization of the Purchase if Optibase is a Passive Foreign Investment Company. In general, a non-U.S. corporation will be classified as a passive foreign investment company within the meaning of section 1297(a) of the Code (“PFIC”) if, for any taxable year, at least 75.0% of its gross income consists of passive income (such as dividends, interest, rents, royalties, or gains on certain securities or commodities transactions), or at least 50.0% of the average value of its assets consists of assets that produce or are held for the production of, passive income. Optibase’s Form 20-F for each of the fiscal years ended December 31, 2018 through December 31, 2020 states that there is a substantial risk that Optibase is a PFIC. There is no assurance that Optibase is not a PFIC or that it has never been a PFIC.

In general, if Optibase were characterized as a PFIC for any taxable year during a U.S. Holder’s period of ownership, any gain recognized by the U.S. Holder who sells Optibase Shares pursuant to the offer would be treated as ordinary income and would be subject to tax as if the gain had been realized ratably over the holding period of the Optibase Shares. The amount allocated to the current taxable year and any taxable year with respect to which Optibase was not a PFIC would be taxed as ordinary income (rather than capital gain) earned in the current taxable year. The amount allocated to other taxable years would be taxed at the highest marginal rates applicable to ordinary income for such taxable years, and the U.S. Holder also would be liable for an additional tax equal to the interest on such tax liability for such years. We recommend that U.S. Holders consult their tax advisors regarding the potential application of the PFIC rules to the sale of Optibase Shares pursuant to the offer.

Additional Tax on Investment Income. In addition to the income taxes described above, U.S. Holders that are individuals, estates or trusts and whose income exceeds certain thresholds will be subject to a 3.8% Medicare contribution tax on net investment income, which includes capital gains from the sale of Optibase Shares.

Information Reporting and Backup Withholding. Payments made by the Depositary in connection with the offer may be subject to information reporting to the IRS and possible backup withholding. Under the U.S. federal backup withholding tax rules, 24.0% of the gross proceeds payable to a shareholder or other payee pursuant to the offer must be withheld and remitted to the U.S. Treasury unless the U.S. Holder (or other payee) who tenders its Optibase Shares to the Depositary provides such shareholder’s (or other payee’s) taxpayer identification number (employer identification number or social security number) to the Depositary and otherwise complies with the backup withholding rules. Each U.S. Holder tendering its shares to the Depositary should complete and sign the Form W-9 included as part of the Letter of Transmittal in order to provide the information and certification necessary to avoid backup withholding.

Amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against the U.S. holder’s federal income tax liability, provided the required information is furnished to the IRS.

Material Israeli Tax Consequences.

The following discussion summarizes the material Israeli tax consequences of the offer applicable to Optibase’s shareholders whose Optibase Shares are tendered and accepted for payment pursuant to the offer. The following discussion is based on the Israeli Income Tax Ordinance [New Version], 1961, as amended, or the Ordinance, the regulations promulgated thereunder, administrative rulings and pronouncements, all of which are subject to change, possibly with retroactive effect. Any such change could alter the tax consequences discussed below. There can be no assurance that the Israel Tax Authority, or the ITA, or a court will not take a position contrary to the Israeli income tax consequences discussed herein or that any such contrary position taken by the ITA or a court would not be sustained. This discussion addresses only Optibase Shares that are held as capital assets (generally, assets held for investment) within the meaning of the Ordinance. This discussion does not address all of the tax consequences that may be relevant to shareholders in light of their particular circumstances or certain types of shareholders subject to special treatment.

The tax discussion set forth below is based on present law. Because individual circumstances may differ, we recommend that you consult your tax advisors to determine the applicability of the rules discussed below to you and the particular tax effects of the offer, including the application of Israeli or other tax laws.

The following description is not intended to constitute a complete analysis of all tax consequences relating to the ownership of our Optibase Shares. You should consult your own tax advisor concerning the tax consequences of your particular situation, as well as any tax consequences that may arise under the laws of any state, local, foreign or other taxing jurisdiction.

The summary below does not discuss the effects of any non-Israeli tax laws. For a discussion of material U.S. federal income tax consequences, see above under “Material U.S. Federal Income Tax Consequences.”

Characterization of the Purchase. The receipt of cash for Optibase Shares pursuant to the offer generally will be treated as a taxable transaction for Israeli income tax purposes in which a holder of Optibase Shares will be treated as having sold such Optibase Shares.

Israeli Residents. Israeli law generally imposes a capital gains tax on a sale or disposition of any capital assets by Israeli residents, as defined for Israeli tax purposes, and on the sale of assets located in Israel, including shares in Israeli companies (such as Optibase), by non-Israeli residents, unless a specific exemption is available or unless a tax treaty between Israel and the shareholder’s country of residence provides otherwise.

Tax Rates. In general, pursuant to the Ordinance and the regulations promulgated thereunder, the tax rate applicable to capital gains derived from the sale of Optibase Shares, whether listed on a stock market or not, is 25% for Israeli individuals. However, if the individual shareholder is claiming deduction of interest expenditures or if such shareholder is considered a “significant shareholder” at any time during the 12-month period preceding such sale, i.e., such shareholder holds directly or indirectly, including with others, at least 10% of any means of control in the company, the tax rate is 30%. However, the foregoing tax rates will not apply to: (i) dealers in securities; (ii) shareholders who acquired their Optibase Shares prior to Optibase’s initial public offering in the United States  on Nasdaq in 1999 (that may be subject to a different tax arrangement); and (iii) in some cases, shareholders who received their Optibase Shares through the exercise of employee stock options or otherwise as compensation or payment for services. Companies are subject to the corporate tax rate on capital gains derived from the sale of Optibase Shares (currently 23%).

Non-Israeli residents. Non-Israeli residents generally will be exempt from capital gains tax on the sale of their Optibase Shares, provided that such shareholders did not acquire their Optibase Shares prior to Optibase’s initial public offering and that the gains are not attributed to a permanent establishment of such shareholders in Israel. However, non-Israeli corporations will not be entitled to such exemption if Israeli residents (i) have a controlling interest of 25.0% or more in such non-Israeli corporation, or (ii) are the beneficiaries of, or are entitled to, 25.0% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly. In addition, such exemption is not applicable to a person whose gains from selling or otherwise disposing of the Optibase Shares are deemed to be business income.

In addition, pursuant to the Convention between the Government of the United States of America and the Government of Israel with Respect to Taxes on Income, as amended, or the U.S.-Israel Tax Treaty, the sale, exchange or disposition of Optibase Shares by a person who (i) holds the Optibase Shares as a capital asset, (ii) qualifies as a resident of the United States within the meaning of the U.S.-Israel Tax Treaty, and (iii) is entitled to claim the benefits afforded to such U.S. resident by the U.S.-Israel Tax Treaty (such person is referred to as a U.S. Treaty Resident), generally will not be subject to Israeli capital gains tax unless: (1) the capital gain arising from such sale, exchange or disposition is attributed to real estate located in Israel; (2) the capital gain arising from such sale, exchange or disposition is attributed to royalties; (3) the capital gain arising from the such sale, exchange or disposition is attributed to a permanent establishment in Israel, under certain terms; (4) such U.S. Treaty Resident held, directly or indirectly, Optibase Shares representing 10% or more of the voting power of Optibase during any part of the 12-month period preceding the sale, exchange or disposition, subject to certain conditions; (5) such U.S. Resident is an individual and was present in Israel for 183 days or more during the relevant taxable year; or (6) the U.S. Resident is not holding the shares as a capital asset. If the exemption is not available, such sale, exchange or disposition would be subject to Israeli capital gains tax to the extent applicable. Under the U.S.-Israel tax Treaty, such U.S. Treaty Resident would be permitted to claim a credit for Israeli income tax against the U.S. federal income tax imposed on any gain from such sale, exchange or disposition, under the circumstances and subject to the limitations, subject to the limitations in the U.S. tax laws applicable to foreign tax credits. The U.S Israel Tax Treaty does not provide such credit against any United States state or local taxes.

Excess Tax. Subject to the provisions of an applicable tax treaty, individuals who are subject to tax in Israel (whether any such individual is an Israeli resident or non-Israeli resident) are also subject to an additional tax at a rate of 3% on annual income (including, but not limited to, dividends, interest and capital gain) exceeding NIS 647,640 for 2021, which amount is linked to the annual change in the Israeli consumer price index.

Israeli Withholding Tax. An approval from the ITA was obtained with respect to the withholding tax rates applicable to shareholders as a result of the sale of Optibase Shares pursuant to the offer. The approval provides, among other things, that:

(1)   shareholders who meet the following criteria will not be subject to Israeli withholding tax: (a) they acquired their Optibase Shares after its initial public offering in the United States on Nasdaq in 1999; (b) they do not hold their Optibase Shares through an Israeli broker or Israeli financial institution; (c) they hold less than 5% of Optibase Shares; (d) they certify that they are not, and at the date of purchase of their Optibase Shares were not Israeli residents (and, (i) in the case of a corporation, that no Israeli residents hold 25.0% or more of the means to control such corporation or are the beneficiaries of, or are entitled to, 25.0% or more of the revenues or profits of such corporation, whether directly or indirectly, or (ii) in the case of a partnership, that no partner in the partnership is an Israeli resident and no Israeli resident holds, directly or indirectly via shares or through a trust or in any other manner or with another who is an Israeli resident, 25.0% or more of any right in the partnership or, of the right to direct the manner of exercising any of the rights in the partnership); provided that (A) with respect to shareholders who are individuals, they timely provide a copy of their passport; and (B) with respect to shareholders that shall receive an aggregate Offer Price that is in an amount in excess of US$100,000, they timely submit a valid certificate of residency for tax purposes issued by the applicable tax authority of their country of residence;

(2)   payments to shareholders who hold their Optibase Shares through an Israeli broker or Israeli financial institution will be made by us without any Israeli withholding at source, and the relevant Israeli broker or Israeli financial institution will withhold Israeli tax, if any, as required by Israeli law; and

(3)   shareholders who are not described in clauses (1) and (2) above will be subject to Israeli withholding tax at the applicable rate of the gross proceeds payable to them pursuant to the offer, as prescribed by Israeli tax law, unless such shareholders obtain a tax withholding certificate from the Israel Tax Authority, all as prescribed by Israeli tax law.

More specifically, based on the approval, if a Optibase Shareholder tenders its Optibase Shares:

•
to the U.S. Depositary, then the U.S. Depositary may be required to withhold Israeli tax at the applicable rate of the gross proceeds payable to such shareholder pursuant to the offer, unless such shareholder, upon the terms and conditions set forth in the Letter of Transmittal, either:

o
certifies, by completing the Declaration Form (Declaration of Status for Israeli Income Tax Purposes), or the Declaration Form, included in the Letter of Transmittal or otherwise delivered to such shareholder, that (1) (i) such shareholder is NOT and at the date of purchase of its Optibase Shares was not a “resident of Israel” for purposes of the Ordinance, and (A) if it is a corporation, that Israeli residents are NOT “controlling shareholders” (as defined under Section 68A of the Ordinance) of such corporation (i.e., that Israeli residents do not hold 25.0% or more of the means to control such corporation), nor are Israeli residents the beneficiaries of, and are not entitled to, 25.0% or more of such corporation’s revenues or profits, whether directly or indirectly, or (B) if it is a partnership, that no partner in the partnership is an Israeli resident and no Israeli resident holds, directly or indirectly via shares or through a trust or in any other manner or with another who is an Israeli resident, 25.0% or more of any right in the partnership or, of the right to direct the manner of exercising any of the rights in the partnership, (ii) such shareholder acquired its Optibase Shares after Optibase’s initial public offering on Nasdaq in 1999, and (iii) such shareholder is the beneficial owner (directly or indirectly) of less than 5% of the outstanding Shares, and provided that (a) with respect to a shareholder who is an individual, such shareholder timely provides a copy of her/her passport; and (b) with respect to a shareholder that shall receive an aggregate Offer Price that is in an amount in excess of US$100,000, such shareholder timely submits a valid certificate of residency for tax purposes issued by the applicable tax authority of their country of residence; or (2) such shareholder is a bank, broker or financial institution resident in Israel. In such case, the U.S. Depositary will not withhold any Israeli withholding tax from the gross proceeds payable to such shareholder pursuant to the offer; or

o
provide the U.S. Depositary with a valid certificate from the ITA entitling such shareholder to an exemption or a specified withholding tax rate, referred to as the ITA Waiver. In such case, the U.S. Depositary will withhold Israeli withholding tax (or not withhold, if such shareholder is entitled to an exemption) from the gross proceeds payable to such shareholder pursuant to the offer in accordance with such ITA Waiver; or

•	to the Israeli Depositary, and such shareholder
o
holds its Optibase Shares through a TASE member, then such TASE member will withhold Israeli income tax, if applicable, at the rate of 25% of the gain realized by such shareholder from the sale of Optibase Shares in the offer, in accordance with the Israeli Income Tax Regulations (Withholding from Consideration, Payment or Capital Gains on the Sale of a Security or Forward Transaction), 2002.

We recommend that you consult your tax advisors regarding the application of Israeli income and withholding taxes (including eligibility for any withholding tax reduction or exemption, and the refund procedure).

Please note that if you tender your Optibase Shares to the U.S. Depositary and provide a Declaration Form and any accompanying documents, you also consent to the provision of such Declaration Form and any accompanying documents to us and to the ITA in case the ITA so requests for purposes of audit or otherwise.

All questions as to the validity, form or eligibility of any Declaration Form (and accompanying documents) or ITA Waiver (including time of receipt) and, subject to applicable law, the withholding of Israeli taxes, will be determined by us, in our sole discretion. We reserve the absolute right to reject any or all Declaration Forms (or accompanying documents) or ITA Waivers that we determine not to be in proper form or pursuant to which the failure to withhold any Israeli taxes may be unlawful. We also reserve, subject to applicable law, the absolute right, in our sole discretion, to waive any defect or irregularity in any Declaration Form (or accompanying document) or ITA Waiver of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. None of us, our affiliates, our assigns, the Depositaries, the Information Agent, our Israeli or U.S. legal counsel or any other person will be under any duty to give notification of any defects or irregularities or incur any liability for failure to give any notification.

An excerpt of the definition of an Israeli resident in the Ordinance is attached as Annex B.

The Israeli withholding tax is not an additional tax. Rather, the Israeli income tax liability of shareholders subject to Israeli withholding tax will be reduced by the amount of Israeli tax withheld. If Israeli withholding tax results in an overpayment of Israeli taxes, the holder may apply to the ITA (by filing an Israeli tax return) in order to obtain a refund. However, no assurance is given as to whether and when the ITA will grant such refund.

The foregoing discussion is intended only as a summary and does not purport to be a complete analysis or description of all potential Israeli tax effects of a sale of shares pursuant to the offer. We recommend that Optibase Shareholders consult their tax advisors concerning the Israeli and non-Israeli tax consequences to them of tendering their shares pursuant to the offer.

14.	Price Range of the Shares etc.

Optibase Shares are listed and traded on Nasdaq and on the TASE under the ticker symbol “OBAS”. Optibase Shares commenced trading on Nasdaq in 1999 and on the TASE in 2015. Optibase has announced its intention to delist the Optibase Shares from the TASE in April 2022. See Section 1 – “Background of the Offer; Contacts with Optibase.”

The following table sets forth, for each of the fiscal quarters indicated, the high and low sale price per share on Nasdaq in U.S. dollars and on TASE in NIS, as reported in published financial sources.

Quarter	Nasdaq Global Market		The Tel Aviv Stock Exchange
2020
First Quarter	$12.03	$9.53	NIS 44.00	NIS 33.00
Second Quarter	$12.75	$10.12	NIS 50.00	NIS 25.47
Third Quarter	$12.13	$10.32	NIS 45.49	NIS 36.50
Fourth Quarter	$12.25	$9.91	NIS 42.63	NIS 35.19

2021
First Quarter	$12.30	$10.40	NIS 41.20	NIS 33.34
Second Quarter	$14.64	$10.51	NIS 55.00	NIS 33.50
Third Quarter	$13.49	$10.51	NIS 39.87	NIS 33.03
Fourth Quarter	$11.70	$9.10	NIS 38.70	NIS 30.97

2022
First Quarter (through February 14, 2022)	$12.63	$11.10	NIS 41.54	NIS 34.00

The following table sets forth, for each of the months indicated, the high and low sale price per share on Nasdaq in U.S. dollars and on TASE in NIS, as reported in published financial sources.

Month	Nasdaq Global Market		The Tel Aviv Stock Exchange
	High	Low	High	Low
February 2021	$11.99	$10.40	NIS 39.63	NIS 35.00
March 2021	$11.30	$10.50	NIS 37.90	NIS 33.34
April 2021	$14.64	$10.51	NIS 55.00	NIS 34.00
May 2021	$12.00	$10.80	NIS 40.75	NIS 34.56
June 2021	$11.41	$10.60	NIS 37.78	NIS 33.50
July 2021	$13.49	$10.51	NIS 39.87	NIS 33.03
August 2021	$11.30	$10.66	NIS 37.12	NIS 33.45
September 2021	$11.85	$10.92	NIS 39.67	NIS 34.56
October 2021	$11.50	$9.10	NIS 37.09	NIS 30.97
November 2021	$10.67	$10.01	NIS 38.70	NIS 31.55
December 2021	$11.70	$10.08	NIS 38.45	NIS 33.33
January 2022	$12.63	$11.10	NIS 41.54	NIS 34.00
February 2022	$12.63	$11.45	NIS 41.00	NIS 38.62

On June 29, 2021, the last full trading day before we first announced our intention to make an offer for all of the outstanding Optibase Shares not owned by the bidder group, the last reported closing price per Optibase Share reported on Nasdaq was $11.00 and on the TASE was NIS 35.78.

On February 14, 2022, the last U.S. trading day before we commenced the offer, the last price per Optibase Share reported on Nasdaq was $11.75 and on the TASE was NIS 41.00. The Offer Price, $11.60 per Optibase Share, is 1.3% less than such last reported price on Nasdaq and 7.8% less than such last reported price on the TASE.

During the six months prior to commencement of the offer, the average closing price of the Optibase Shares reported on Nasdaq was $11.10 and on the TASE was NIS 37.84. The Offer Price, $11.60 per Optibase Share, is 4.4% greater than such six-month average price on Nasdaq and 2.1% greater than such six-month average price on the TASE.

We recommend that you obtain a current market quotation for Optibase Shares.

Based on Optibase’s audited consolidated financial statements for the year ended December 31, 2020, as included in the Optibase 20-F, Optibase’s shareholders equity was $86,661,000 and its shareholders’ equity per share (based on 5,198,361 Optibase Shares outstanding on July 7, 2021) was $16.67.

Neither we nor, to our knowledge, Optibase, has made an underwritten public offering of Optibase Shares for cash during the past three years that was registered under the Securities Act of 1933 or exempt from registration thereunder pursuant to Regulation A.

No member of our bidder group has purchased any Optibase Shares during the past two years.

15.	Effects of the Offer on the Market for Shares.

If the offer is consummated, then by operation of the Israeli Companies Law, without further action by any person, Capri thereby will become the sole equity owner of Optibase and will become obligated to pay the Offer Price to the former public shareholders who did not tender into the offer. The Optibase Shares will no longer meet the requirements for continued listing on the Nasdaq or the TASE.

Optibase has announced its intention to delist the Optibase Shares from the TASE in April 2022. See Section 1 – “Background of the Offer; Contacts with Optibase.”

Also see “Special Factors – Purpose of the Offer; Effects of the Offer; Plans for Optibase.”

16.	Information Concerning Optibase.

The information concerning Optibase contained in this offer to purchase has been taken from, or is based upon, publicly available documents and records on file with the SEC and other public sources. The summary information set forth below is qualified in its entirety by reference to these documents and records. We have not independently verified the accuracy or completeness of the information contained in such documents or records.

Overview.  Optibase’s legal and commercial name is Optibase Ltd. and its legal form is a company limited by shares. Optibase was founded and incorporated in the State of Israel in 1990 under the name of Optibase Advanced Systems (1990) Ltd. In November 1993 it changed its name to Optibase Ltd. The address of the corporate headquarters and principal executive offices of Optibase is 8 Hamenofim Street, Herzliya 4672559, Israel. Its telephone number in Israel is +972-73-7073700. Optibase’s website address is optibase-holdings.com. However, information contained on Optibase’s website does not constitute a part of this offer to purchase.

Optibase engages a local agent in California for administrative purposes and domestic filings, which is Formation Solutions Inc. 400 Continental Boulevard, 6th Floor El Segundo, CA 90245.

Optibase is a real estate company engaged through its subsidiaries in purchasing and operating of real estate properties intended for leasing and resale primarily for the purpose of commercial, industrial, office space use as well as for residential purposes. As of December 31, 2020, Optibase had 11 full-time employees, of whom 6 employees were employed in Israel, 4 were employed in the United States and 1 was employed in Europe.

Optibase Shares have been trading on Nasdaq under the symbol “OBAS” since its initial public offering on April 7, 1999, and have traded on the TASE since April 2015, also under the symbol “OBAS”. Optibase has announced its intention to delist the Optibase Shares from the TASE in April 2022. See Section 1 – “Background of the Offer; Contacts with Optibase.”

Available Information. Optibase is subject to the informational filing requirements of the Exchange Act applicable to “foreign private issuers” and, in accordance therewith, is obligated to file reports, including annual reports on Form 20-F, and other information with the SEC relating to its business, financial condition and other matters. Copies may be obtained by mail, upon payment of the SEC’s customary charges, by writing to its principal office at 100 F Street, NE, Washington, DC 20549.

The Securities and Exchange Commission maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding registrants that make electronic filings with the Securities and Exchange Commission using its EDGAR (Electronic Data Gathering, Analysis, and Retrieval) system.

According to Chapter E’3 of the Israeli Securities Law and regulations promulgated thereunder, for so long as the Optibase Shares are listed on the TASE, Optibase is required to file with the ISA and the TASE any document it is required to file or that it has furnished or made public to its investors in accordance with U.S. law and any other information that it receives from its shareholders regarding their holdings in Optibase, and which was furnished or that has to be furnished, according to U.S. law, to Optibase’s shareholders. Such filings, if filed on or after January 1, 2001, are available on the TASE’s website (http://maya.tase.co.il), and, if were filed on or after November 4, 2003, are also available on the ISA’s website (http://www.magna.isa.gov.il).

Historical Condensed Consolidated Financial Information. The following tables sets forth historical condensed consolidated financial data for Optibase as of and for each of the years ended December 31, 2019 and 2020 and as of and for each of the nine months ended September 30, 2020 and 2021. The selected financial data and the per share data set forth below are extracted from, and should be read in conjunction with, the consolidated financial statements and other financial information contained in an Annual Report on Form 20-F filed by Optibase on April 27, 2021 and in Reports on Form 6-K filed by Optibase on November 30, 2020 and on November 30, 2021.  More comprehensive financial information is included in such reports (including management’s discussion and analysis of financial condition and results of operation) and other documents filed by Optibase with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. The reports may be examined, and copies may be obtained from the SEC in the manner described under “Available Information” below. Historical results are not necessarily indicative of results to be expected in any future period. Set forth below are Optibase’s selected consolidated financial data (in thousands, except per share amounts):

	Fiscal Year Ended December 31,		Nine Months Ended September 30,
	2020	2019	2021	2020
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS:
Fixed income real estate rent	$14,874	$16,144	$10,422	$11,431
Cost and expenses:
Cost of real estate operations	$2,548	$2,948	$1,667	$1,984
Real estate depreciation, amortization and impairment	$3,946	$4,321	$2,962	$2,718
General and administrative	$2,523	$3,047	$2,355	$1,800
Total cost and expenses	$9,017	$10,316	$6,984	$6,502

Gain on sale of operating properties	$9,127	$--	$--	$9,127

Operating income	$14,984	$5,828	$3,438	$14,056

Other Income	$454	$722	$639	$301
Financial expenses, net	$(1,781)	$(2,630)	$1,262	$1,758
Income before taxes on income	$13,657	$3,920	$2,815	$12,599
Taxes on income	$2,162	$1,472	$1,014	$1,665
Equity share in losses of associates, net	$2,079	$2,321	$1,132	$1,569

Net income	$9,416	$127	$669	$9,365

Net income attributable to non-controlling interests	$2,983	$2,120	$2,114	$2,307
Net income (loss) attributable to Optibase Ltd.	$6,433	$(1,993)	$(1,445)	$7,058

Net earnings (loss) per share:
Basic and Diluted	$1.24	$(0.38)	$(0.28)	$1.36

Number of shares used in computing earnings per share:
Basic	5,186	5,186	5,186	5,186
Diluted	5,186	5,186	5,186	5,186

	As of December 31,		As of September 30,
	2020	2019	2021	2020
CONDENSED CONSOLIDATED BALANCE SHEET
Assets
Current assets:
Cash and cash equivalents	$28,820	$12,564	$30,198	$29,676
Restricted cash	835	32	577	912
Trade receivables, net	216	536	272	366
Other accounts receivables and prepaid expenses	569	628	1,930	840
Property held for sale	--	29,727	--	--
Bonds related deposits	2,564	--	2,257	--
Total current assets	33,004	43,487	35,234	31,794

Long term investments:
Long-term deposits	98	2,678	98	2,495
Right-of-use assets	272	376	167	283
Investments in companies and associates	9,269	11,657	5,925	9,890
Total long term investments	9,639	14,711	6,190	12,668

Real estate properties, net	192,054	181,109	179,957	185,560

Total assets	$234,697	$239,307	$221,381	$230,022

Liabilities and Stockholders’ Equity
Current liabilities:
Current maturities of long term loans and bonds	$6,447	$28,803	$4,097	$6,137
Accounts payable and accrued expenses and other	4,144	5,170	4,429	6,412
Operating lease liabilities	166	--	136	--
Liabilities attributed to discontinued operations	2,061	2,061	2,061	2,061
Total current liabilities	12,818	36,034	10,723	14,610

Long term liabilities:
Deferred tax liabilities	15,095	13,801	14,407	14,208
Land lease liability, net	7,054	6,110	6,641	6,759
Operating lease liabilities	146	257	55	159
Long term loans, net of current maturities	112,923	108,406	105,817	108,960
Long term bonds, net of current maturities	--	2,845	--	1,434
Total long term liabilities	135,218	131,419	126,920	131,520

Shareholders’ equity:
Shareholders’ equity of Optibase Ltd.	61,464	51,844	57,860	60,439
Non-controlling interests	25,197	20,010	25,878	23,453
Total shareholders’ equity	86,661	71,854	83,738	83,892
Total liabilities and shareholders’ equity	$234,697	$239,307	$221,381	$230,022

Sources of Information. Except as otherwise set forth herein, the information concerning Optibase contained in this offer to purchase has been based upon publicly available documents and records on file with the SEC, other public sources and information provided by Optibase. Although we have no knowledge that any such information contains any misstatements or omissions, no member of the bidder group or any of their respective affiliates or assigns, the Information Agent or the Depositories assume responsibility for the accuracy or completeness of the information concerning Optibase contained in such documents and records or for any failure by Optibase to disclose events which may have occurred or may affect the significance or accuracy of any such information.

17.	Information Concerning the Bidder Group.

Overview. The Capri Family Foundation is a foundation organized under the laws of the Republic of Panama. Our principal executive offices are located at PH Venturi House, 49 Street, Bella Vista, Panama City, Republic of Panama. Our telephone number is +972-54-690-9224.The beneficiaries of Capri, as a foundation, are the children and grandchildren of Mr. Wyler: Jill Ruth Schwarz-Wyler; Jonathan Wyler; Gali Wyler; Michael Schwarz; Talia Schwarz; Yardenne Pnina Schwarz; Marc Schwarz; Aria Renee Tarnovski; Maya Tarnovski Wyler; and Lavi Tarnovski.

Except as set forth in this offer to purchase, no member of our bidder group nor, to the best of our knowledge, any of the other persons listed on Schedule I, nor any affiliate or majority-owned subsidiary of any of the foregoing, nor any of the respective executive officers, directors or subsidiaries of any of the foregoing, has effected any transaction in Optibase Shares during the past 60 days.

Except as set forth in this document, no member of our bidder group, nor to the best of our knowledge, any other person listed on Schedule I, nor any affiliate or majority-owned subsidiary of the foregoing, beneficially owns or has a right to acquire Optibase Shares.

Except as set forth in this document, no member of our bidder group, nor to the best of our knowledge, any of the other persons listed on Schedule I has had, during the past two years, any negotiations, contacts or material transactions with Optibase or any of its executive officers, directors or affiliates, concerning any merger, consolidation, acquisition, tender offer, election of directors, or the sale of a material amount of the assets of, Optibase.

Additional Information. The name, citizenship, business address, present principal occupation and material positions held during the past five years of each of the executive officers, directors and other “senior office holders” (as such term is defined under the Israeli Securities Law) of each member of our bidder group are set forth in Schedule I to this offer to purchase.

None of the members of our bidder group:

•	has been convicted in a criminal proceeding in the past five years (excluding traffic violations or similar misdemeanors);

•
has been party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws; or

•
has been otherwise convicted in a criminal proceeding and the statute of limitation regarding such conviction, pursuant to the Israeli Criminal Registration and Rehabilitation Law, 1981, has not elapsed prior to the date of this offer to purchase.

Available Information. Pursuant to Rule 14d-3 under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO (as amended, the “Schedule TO”), of which this offer to purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and its exhibits, as well as other information filed by us with the SEC, are available on the SEC’s website at www.sec.gov. Additional copies of this offer to purchase and other materials related to the offer may also be obtained for free upon request from the Information Agent, whose contact information is set forth on the on the back cover of this offer to purchase.

We have not made any provision in connection with our offer to grant to holders of Optibase Shares who are not affiliated with Optibase access to our corporate files or to obtain counsel or appraisal services at our expense.

18.	Sources and Amount of Funds.

We estimate that the total amount of funds that we will pay to consummate the offer, including fees and expenses, is approximately $10.8 million.

To fund our purchase of Optibase Shares pursuant to the offer, Capri has borrowed from Credit Suisse (Switzerland) Ltd. (“Credit Suisse”) approximately $10.5 million (the “Loan”) under a Confirmation of Framework Credit Limit, dated February 8, 2019, between Credit Suisse and Capri (the “Credit Facility”). The Credit Facility is secured by a pledge of all current and future assets of Capri held at Credit Suisse, which currently consist of our existing holding of Optibase Shares. Capri must pay interest on the Loan at the rate of 1.8% per year and Capri must repay the principal of the Loan no later than April 30, 2023.

Capri has deposited the net proceeds of the Loan into an escrow account with the Israeli Depositary. To secure the payment for the Optibase Shares tendered pursuant to the offer, the Israeli Depositary, who is a member of the TASE, has agreed to guarantee our obligation to pay for the Optibase Shares. The escrow account secures this guarantee.

We plan to repay the Loan as follows:

•	If we do not consummate the offer then we will repay the loan from the release of the escrow account.

•	If we consummate the offer, then we will cause Optibase to pay to us, from its cash on hand, a cash dividend in an amount sufficient to enable us to repay the Loan.

We do not believe that our financial condition is material to your decision whether to tender Optibase Shares and accept the offer because:

•	the offer consideration consists solely of cash;

•
the offer is not subject to any financing condition, we have obtained the necessary funds to consummate the offer and we have deposited cash into an escrow account with the Israeli Depositary in an amount sufficient to pay for the maximum number of Optibase Shares that we are offering to purchase in the offer;

•	members of our bidder group in the aggregate already hold 81.9% of the outstanding Optibase Shares as of July 7, 2021, and therefore control Optibase;

•
we are a private foundation and our financial statements primarily reflect our management’s ability to manage an investment portfolio, rather than our ability to manage an operating company such as Optibase.

While we do not believe that our financial condition is material to the decision of a holder of Optibase Shares whether to tender Optibase Shares and accept the offer, certain selected financial information is provided below.

The sole material asset of Capri is its holding of 4,097,201 Optibase Shares, which is worth $48.1 million, based on the closing price per share on Nasdaq on February 14, 2022, the U.S. business day prior to the commencement of the offer, of $11.75 per share. Capri has no liabilities other than the Loan, the payment of fees and expenses with respect to the offer, an estimate of which fees and expenses are set forth in Section 21 of this offer to purchase, and immaterial administrative expenses. The net worth of Mr. Wyler is in excess of $1.5 million, excluding illiquid assets, and there are no guarantees or contingencies that negatively may affect his net worth in any material respect.

19.	Conditions of the Offer.

Under Israeli law, we will become irrevocably bound to purchase the Optibase Shares validly tendered pursuant to the offer and not properly withdrawn prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Expiration Date, subject to the following conditions. Notwithstanding any other provisions of the offer, and in addition to (and not in limitation of) our rights to extend the Expiration Date or otherwise amend the terms of the offer at any time, we shall not be required to accept for payment and, subject to Israeli law, the Exchange Act and any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to our obligation to either pay for or return tendered Optibase Shares promptly after the termination or withdrawal of the offer), pay for any tendered Optibase Shares, if --

(a) The number of Optibase Shares that shall have been validly tendered, and not validly withdrawn, shall not suffice to meet the minimum condition.

The minimum condition will be satisfied if either:

o
682,024 or more Optibase Shares shall have been validly tendered, and not validly withdrawn, and the majority of those Optibase Shares shall have been tendered by offerees who do not have a “personal interest,” within the meaning of the Israeli Companies Law and as described below in this section, in the offer; or

o	837,975 or more Optibase Shares shall have been validly tendered, and not validly withdrawn.

Under the Israeli Companies Law, the Compulsory Acquisition will occur as a result of the offer if there are validly tendered, and not withdrawn prior to the expiration of the offer, a number of Optibase Shares which, together with the Optibase Shares already held by the bidder group, constitute either --

o
more than 95% of the outstanding Optibase Shares, and the majority of those Optibase Shares shall have been tendered by offerees who do not have a “personal interest” within the meaning of the Israeli Companies Law; or

o	more than 98% of the outstanding Optibase Shares.

The minimum condition is calculated to satisfy these thresholds under the Israeli Companies Law. Since the number of Optibase Shares outstanding, net of treasury shares, is 5,198,361, and the number of Optibase Shares already owned by the bidder group is 4,256,419, the number of Optibase Shares that corresponds to each of the bullets immediately above is 682,024 and 837,975, respectively.  The amounts comprising the minimum condition in this offer are lesser than the corresponding amounts in our first offer because, subsequent to the first offer, we determined that we had overstated in the first offer the number of Optibase Shares outstanding, net of treasury shares, by 17,895 shares, or approximately 0.3%.

We will not waive the minimum condition.

(b) At any time on or after commencement of the offer and prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Expiration Date any of the following “events” shall have occurred, provided that we did not know and could not have known of, such an event, on the date of this offer to purchase and such “event” would cause the terms of the offer as a result of such “event” to become materially different from the terms which a reasonable person in the offeror’s position would have proposed had it known of such “event” on the date of this offer to purchase:

•
Any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction enacted, enforced, promulgated, amended, issued or deemed applicable to the offer, by any legislative body, court, government or governmental, administrative or regulatory authority or agency of competent jurisdiction, domestic or foreign;

•	any action or proceeding instituted or pending by any governmental entity or third party before a court or other authority of competent jurisdiction, domestic or foreign;

•
any change that has or will have occurred (or any development that has or will have occurred involving prospective changes) in the business, assets, liabilities, conditions (financial or otherwise), prospects or results of operations of Optibase that has, or could reasonably be expected to have, in our reasonable discretion;

•	any general suspension of trading in securities on Nasdaq or the TASE;

•
a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or Israel (whether or not mandatory) or a material limitation (whether or not mandatory) by any governmental entity on the extension of credit by banks or other lending institutions, that could  have a material adverse effect on us, Optibase or the trading of the Optibase Shares;

•	in the case of any of the foregoing existing at the time of the commencement of the offer, a material escalation or the worsening thereof;

•
any change in the general political, market, economic or financial conditions in the United States, Israel or abroad that could, have a material adverse effect on us, on Optibase or the trading of the Optibase Shares; or

•
a tender offer or exchange offer for any or all of Optibase Shares, or any merger, acquisition, business combination or other similar transaction with or involving Optibase or any of its subsidiaries, shall have been proposed, announced or made by any other person or has been publicly disclosed.

(c) At least one U.S. business day prior to the Expiration Date, we shall not have obtained any approvals, licenses, permits or consents of any competent authority or any other approval, which is required under applicable law in order to purchase the Optibase Shares pursuant to the offer (see Section 20 - “Legal Matters and Regulatory Approvals”).

Under the Israeli Companies Law, a “personal interest” of a person in an action or transaction of a company (i) includes a personal interest of (a) any spouse, sibling, parent, grandparent or descendant of the person, any descendant, sibling or parent of a spouse of the person and the spouse of any of the foregoing; and (b) a company with respect to which the person (or any of the foregoing relatives of the person) owns at least 5% of the outstanding shares or voting rights, serves as a director or chief executive officer or has the right to appoint one or more directors or the chief executive officer; and (ii) excludes a personal interest arising solely from the ownership of shares.  Under the Israeli Companies Law, in the case of a person tendering by proxy “personal interest” includes the personal interest of either the proxy holder or the shareholder granting the proxy, whether or not the proxy holder has discretion how to tender the shares.  We ask each shareholder to inform us, when tendering their Optibase Shares, whether or not the shareholder has a personal interest in the acceptance of the offer. A shareholder who fails to provide this information will not be counted for the purposes of determining whether the alternative minimum of 682,024 Optibase Shares, described above in this section, has been satisfied.

The foregoing conditions may be asserted by us regardless of the circumstances giving rise to any such conditions so long as they are not caused exclusively by any action or inaction of any member of the bidder group, and, in the case of clause (b) above, subject to applicable law, may be waived by us in whole or in part at any time and from time to time until the Expiration Date (as may be extended, subject to applicable law), in each case, in the exercise of our reasonable judgment.

Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time prior to 10:00 a.m., New York time, or 5:00 pm Israel time, on the Expiration Date. All of the conditions of the offer must be satisfied or waived before the Expiration Date. If we proceed with the offer after failing to exercise any of the foregoing rights, this will be deemed a waiver of such rights, and depending on the materiality of the waived right and the number of days remaining in the offer, we may be required to extend the offer and recirculate new disclosure to the tendering shareholders. A public announcement may be made of a material change in (as may be permitted under applicable law), or waiver of, such conditions, and the Expiration Date may, in certain circumstances, subject to applicable law, be extended in connection with any such change or waiver.

Should the offer be terminated pursuant to the foregoing provisions, all tendered Optibase Shares shall be promptly returned by the Depositaries to the tendering shareholders.

The offer is not conditioned on the availability of financing or the approval of the board of directors of Optibase.

20.	Legal Matters and Regulatory Approvals.

The Israel Securities Authority. Pursuant to the Israeli Securities Law, if the ISA, including an employee it authorized for that purpose, determines that this offer to purchase and related materials do not contain all the information that the ISA believes is important for a reasonable offeree, or that this offer to purchase and related materials do not comply with the provisions of the Israeli Securities Law, the ISA may direct, during the period in which the offer is open, that the Expiration Date be postponed, and the ISA may direct, after having given us appropriate opportunity for a fair hearing before it, that an amendment to this offer to purchase and related materials be published within one Israeli business day (unless it stipulates another time), or that an amended offer to purchase and related materials should be provided in the form and manner it directs. The ISA may order the postponement of the Expiration Date, if it sees fit to do so, for the protection of the interests of the offerees.

The U.S. Securities and Exchange Commission. The SEC may or may not review and comment on this offer to purchase and related documents. However, the offer has not been approved or disapproved by the SEC (or, for that matter, any state securities commission or the ISA), nor has the SEC (or any state securities commission or the ISA) passed upon the fairness or merits of the offer or upon the accuracy or adequacy of the information contained in this offer to purchase. Any representation to the contrary is a criminal offense.

General. In addition, we must receive any necessary material approval, permit, authorization or consent of any U.S., Israeli or other governmental, administrative or regulatory agency (federal, state, local, provincial or otherwise) for the purchase of the Optibase Shares pursuant to this offer prior to the Expiration Date. We are not aware of any license or regulatory permit that appears to be material to the business of Optibase and its subsidiaries, taken as a whole, that might be adversely affected by our acquisition of Optibase Shares pursuant to the offer. If any such material approval or other action is required, we presently contemplate to use our reasonable commercial efforts to obtain such approval or take such action. While, except as otherwise described in this offer to purchase, we do not presently intend to delay the acceptance for payment of, or payment for, Optibase Shares tendered pursuant to the offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions, or that failure to obtain any such approval or other action might not result in unknown or unforeseen consequences adverse to Optibase’s business. See Section 19 for conditions of the offer, including conditions with respect to regulatory approvals.

21.	Fees and Expenses.

We have retained D.F. King & Co., Inc. to serve as the Information Agent for the offer, American Stock Transfer & Trust Company LLC, to serve as the U.S. Depositary for the offer, and Israel Brokerage & Investments - I.B.I. - Ltd. to serve as the Israeli Depositary for the offer.

The Information Agent may contact holders of Optibase Shares by personal interview, mail, telephone, facsimile and other methods of electronic communication and may request brokers, dealers, banks, trust companies and other nominees to forward the materials relating to the offer to beneficial holders. As compensation for acting as Information Agent in connection with the offer, D.F. King & Co., Inc. will be paid a reasonable and customary fee for its services and will also be reimbursed for reasonable out-of-pocket expenses and may be indemnified against specified liabilities and expenses in connection with the offer, including specified liabilities under the federal securities laws. We will pay the Depositaries reasonable and customary compensation for their services in connection with the offer and reimburse them for reasonable out-of-pocket expenses, and will indemnify them against specified liabilities and expenses in connection with their services, including specified liabilities under the federal securities laws.

It is estimated that the expenses incurred in connection with the offer will be approximately as set forth below:

Information Agent Fees and Expenses	$30,000
U.S. and Israeli Depositaries' Fees and Expenses	$65,000
Filing Fees	$1,000
Legal Fees	$90,000
Financial Advisor Fee	$14,700
Printing and Mailing Costs	$7,000
Miscellaneous	$7,300

Total	$215,000

Except as set forth above, we will not pay any fees or commissions to any broker or dealer or other person or entity in connection with the solicitation of tenders of Optibase Shares pursuant to the offer. We will, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding materials relating to the offer to their customers.

22.	Miscellaneous.

We are making the offer to shareholders of Optibase by this offer to purchase and the related documents delivered to you. We are not aware of any jurisdiction where the making of the offer is prohibited by administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the offer or the acceptance of the Optibase Shares pursuant thereto, we will make a good faith effort to comply with such statute or seek to have such statute declared inapplicable to the offer. If, after this good faith effort, we cannot comply with the state statute, subject to applicable law, the offer will not be made to (nor will tenders be accepted from or on behalf of) holders of Optibase Shares in that state. In those jurisdictions where the securities, blue sky or other laws require the offer to be made by a licensed broker or dealer, we will endeavor to make arrangements to have the offer made on our behalf by one or more registered brokers or dealers licensed under the laws of such jurisdictions.

No person has been authorized to give any information or to make any representation on our behalf not contained herein or in the related documents delivered to you and, if given or made, such information or representation must not be relied upon as having been authorized.

Pursuant to Rule 14d-3 under the Exchange Act, we have filed with the SEC the Schedule TO, together with exhibits, furnishing additional information with respect to the offer. The Schedule TO and any amendments thereto, including exhibits, should be available for inspection at the SEC website http://www.sec.gov that contains reports and other information filed electronically with the SEC.

Pursuant to the Securities Regulations (Tender Offer), 5760-2000, we have filed a copy of this offer to purchase with the ISA and the TASE.

THE CAPRI FAMILY FOUNDATION

Dated: February 15, 2022

ANNEX A

Updated Evaluation of MNS Consulting

Expert Opinion in the matter of:

The Capri Family Foundation Updated Evaluation of Opibase Ltd.

written by
Sharon Zaworbach

February 14, 2022

1.
On November 30, 2021, we (MNS Consulting Ltd.) conducted an evaluation (the “Initial Evaluation”) of the value of Optibase Ltd. (the “Company”) in support of the Tender Offer submitted by The Capri Family Foundation (the “Client”) on December 1, 2021.

3.	We have been asked by the Client to provide an updated evaluation (the “Updated Evaluation”) of the Company for the purpose of submitting a new Tender Offer.

4.	Our economic assessment intends to reflect in a fair and reasonable manner a given situation, based on known data and in respect to the basic assumptions.

5.
The methodology used in the preparation of the Updated Evaluation is similar to that which was used in the preparation of the Initial Evaluation; the evaluations are based on the fair value of the Company using net asset value methodology and by adjusting the values of items on the Company's balance sheet to their fair values. Among other things, we relied on appraisals and discounted cash flow methodology in relation to the value of the Company's assets and the fair value of the Company’s loans.

6.	The Updated Evaluation incorporates the latest information from the following sources:

•	The Company’s latest financial reports and statements as of September 30, 2021

•	Two third-party appraisals published of the assets in Chemin des Aulx, Switzerland, and Rümlang, Switzerland

•	Actual sale prices of units in the asset in Miami, Florida

7.	In accordance with the Updated Evaluation thus conducted, the fair value of the Optibase share price is $12.64.

/s/ Sharon Zaworbach
Sharon Zaworbach, CEO
MNS Consulting Ltd.

Terms and Conditions

•
This Updated Evaluation is directed to the Client in connection with the Tender Offer and is not a recommendation to, and does not substitute independent judgment to be carried out by, any holder of Shares regarding the Tender Offer. Without derogating from the above, this Updated Evaluation shall not be quoted or used for any other purpose without the prior written consent of MNS Consulting Ltd. (“MNS”), except that this Updated Evaluation may be reproduced in full in, and reference to this Updated Evaluation, and to MNS and its relationship to the Client, may be included in, any tender offer materials or other materials relating to the Tender Offer that the Client files with the U.S. Securities and Exchange Commission or otherwise as required by law.

•
In composition of this Evaluation, we have relied on the sources listed above. We have relied on additional sources that, according to our personal long-term experience, we consider reliable. However, we have not independently investigated such sources and information, and therefore do not express our opinion regarding the authenticity, completeness, and/or the accuracy of the aforementioned data. Furthermore, we have not reviewed the aforementioned additional sources’ data and thus cannot speak to the authenticity, integrity, and/or accuracy of the data.

•
An economic evaluation should reasonably reflect a given situation at a specific time, based on known data. It should be noted that the Evaluation relies on forward-looking assumptions and, as such, has no certainty regarding their realization. The information upon which we have relied may change or be affected by various factors which cannot be foreseen or controlled. The information on which we have relied on may differ substantially, in various manners, in light of any additional material, information, and/or event that shall or may be obtained or in light of events that shall or may occur after the preparation of the Evaluation.

•
This Updated Evaluation does not constitute a due diligence report and does not pretend in any form or manner to include any information, examinations, and conclusions provided by a due diligence report.

•
It should be emphasized that this Updated Evaluation does not constitute as legal advice or a legal opinion, nor as advice regarding investments in the Company's securities. Additionally, this Updated Evaluation does not take into consideration taxation aspects of the potential transactions.

•
MNS, its shareholders, senior management, and officers hereby declare that they have no conflict of interest regarding the Valuation. They have no personal connections to the Company, its shareholders, its board of directors and officers and any of the Company’s subsidiaries, nor have previously been employed by or hold any securities associated with any of the aforementioned.

•	The remunerations received for the Valuation have been pre-determined between the Client and MNS and are not dependent on the results and/or recommendations provided in the Valuation.

•
MNS shall bear no liability for any damages or financial loss that may occur to any person or company due to any flaw in the information on which we have relied, or arising from any failure to furnish us with other information that may be relevant to our Evaluation. In addition, and without derogating from the generality of the above, our limitation of liability for damages of any kind, other than damage caused due to our action in gross negligence and/or malice, is limited to up to three times the remunerations paid by the Client for this Valuation (the “Cap of Liability”). MNS shall not pay any compensation in excess of the Cap of Liability. The Client shall indemnify and/or reimburse MNS in any event in which MNS shall be required to pay an amount in excess of the Cap of Liability. In addition, the Client is obligated to indemnify MNS for reasonable expenses that will be incurred or be required to be paid for legal representation, legal advice, professional advice, defense against legal proceedings, negotiations, etc. The aforementioned indemnification obligation shall not apply if MNS acted, with respect to the services provided in the preparation of this document, in malice or in gross negligence.

ANNEX B

Definition of Israeli Resident for Israeli Tax Purposes

(Unofficial Translation from Hebrew)

The following is an excerpt of Section 1 of the Israeli Income Tax Ordinance [New Version], 1961, as amended, which defines a “resident of Israel” as follows:

(A)	with respect to an individual – a person whose center of vital interests is in Israel; for this purpose the following provisions will apply:

(1)	in order to determine the center of vital interests of an individual, there shall be taken into account the whole of the individual’s family, economic and social connections, including, among others:

(a)	place of domicile;

(b)	place of residence of the individual and the individual’s immediate family;

(c)	place of the individual’s regular or permanent place of business or the place of his permanent employment;

(d)	place of the individual’s active and material economic interests;

(e)	place of the individual’s activities in organizations, associations and other institutions;

(2)	the center of vital interests of an individual will be presumed to be in Israel during a tax year:

(a)	if the individual was present in Israel for 183 days or more in the tax year;

(b)
if the individual was present in Israel for 30 days or more in the tax year, and the total period of the individual’s presence in Israel during the tax year and the two previous tax years is 425 days or more.

For the purposes of this paragraph, “day” includes a portion of a day;

(3)	the presumption in subparagraph (2) may be rebutted either by the individual or by the assessing officer.

(B)	with respect to an entity – an entity that satisfies one of the following conditions:

(1)	it was incorporated in Israel;

(2)
the “control and management” of its business is exercised in Israel, except for a body of persons, the business of which is controlled and managed in Israel by an individual who became an Israel resident for the first time or is a returning resident, as set forth in section 14(a) and ten years have not yet passed since he became an Israeli resident as aforesaid, or by any person on his behalf, provided that such body of persons would not be an Israel resident if the control and management of its business were not by a said individual or by a person on his behalf, unless the body of persons requested otherwise.

B - 1

ANNEX C

Sections 337 and 338 of the Israeli Companies Law

(Unofficial Translation from Hebrew)

“Forced Sale

337. (a) If a full purchase offer was accepted by the offerees, such that the holdings of offerees who did not accept the offer amount to less than 5% of the issued share capital or of the issued capital of the class of shares in respect of which the offer was made, and more than half of the offerees who do not have a personal interest in the offer accepted the offer, then the offeror shall acquire the ownership in all of the shares which the offeror intended and the registration of share ownership shall be changed accordingly; section 276 shall apply, mutatis mutandis, to persons who have a personal interest.

(a1) Notwithstanding the foregoing, a full tender offer shall be accepted if the offerees who did not accept the offer constitute less than two percent of the issued share capital or of the issued capital of the class of shares in respect of which the offer was made.

(b) If a full purchase offer was not accepted as said in subsections (a) and (b), then the offeror shall not acquire from offerees, who accepted the offer, shares that will give the offeror a holding of more than 90% of all the company’s shares or of all of the class of shares in respect of which the offer was made.”

“Appraisal Right

338. (a) A Court may, upon the application by any person who was an offeree in a full purchase offer that was accepted as said in sections 336(c) and 337(a) or (a1), determine that the consideration for the shares was less than their fair value, and that the fair value shall be paid, as determined by the court.

(b) An application as said in subsection (a) shall be submitted not later than six months after the date on which the full purchase offer was accepted.

(c) The offeror may determine in the conditions of the full tender offer, that an offeree that accepted a full tender offer that was accepted as said in sections 337(a) or (a1), shall not be entitled to an appraisal right according to this section.(d) The determination of an offeror according to subsection (c) shall not be valid if the offeror or the company did not publish, before the date for the acceptance of the offer, all of the information that was required to be published according to any law in connection with the full tender offer.”

C - 1

SCHEDULE I

Certain Information Concerning the
Executive Officers and Control Persons of the Bidder Group

Set forth below are the name, business address and current principal occupation or employment, and material occupations, positions, offices or employment for the past five years, of the executive officers and control persons of each member (other than natural persons) of our bidder group.

None of the persons listed below has, during the past five years, (i) been convicted in a criminal proceeding or (ii) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

Name	Current Principal Occupation or Employment and Five-Year Employment History

Andreas Kothgasser
Mr. Kothgasser has served on the board of trustees of Capri since June 2020. Mr. Kothgasser has served as the chief executive officer of AG Post und Mercatorium St. Moritz Dorf since December 2015. Mr. Kothgasser’s business address is Via Maistra 17, 7500 St Moritz, Switzerland. He is a citizen of Austria.

Rouven Schwarz
Mr. Schwarz joined the board of directors of Optibase in July 2014 and joined the board of trustees of Capri in June 2020. Mr. Schwarz serves as an independent contractor providing services to Optibase since November 2013. Since 2012, Mr. Schwarz serves as a real estate manager for a private company. From 2008 through 2012 Mr. Schwarz has served as a manager for Centris Capital AG. From 2006 through 2008 Mr. Schwarz has served as a banker for Meinl Bank AG, Vienna. Mr. Schwarz holds a Magister (MA) degree from the University of Economic and Business Administration Vienna, Austria. The business address of Mr. Schwarz is 8 Hamenofim Street Herzliya 4672559, Israel. He is a citizen of Austria.

Shlomo (Tom) Wyler
Mr. Wyler has served as the chief executive officer of Optibase, Inc. since January. Prior to December 2013 Mr. Wyler had served as president of Optibase and a member its board of directors. The business address of Mr. Wyler is 8 Hamenofim Street Herzliya 4672559, Israel. Mr. Wyler is a citizen of Switzerland.

Dominik Zurbrügg
Mr. Zurbrügg has served on the board of trustees of Capri since June 2020.  Mr. Zurbrügg has served as the Hotel Director of the Hotel Monopol, St. Moritz, Switzerland, since 2017. Prior to that, Mr. Zurbrügg served as the Hotel Director of the Renaissance Hotel, Luzern, Switzerland.  Mr. Zurbrügg’s business address is Via Maistra 17, 7500 St Moritz, Switzerland. Mr. Zurbrügg is a citizen of Switzerland.

I - 1

The U.S. Depositary for the offer is:

American Stock Transfer & Trust Company, LLC

6201 15th Avenue
Attn: Corporate Actions Dept.
Brooklyn, N.Y. 11219
Fax number 718-234-5001
For assistance call 877-248-6417

The Information Agent for the offer is:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY  10005

For assistance call D.F. King at (800) 829-6554 or (212) 269-5550 (banks and brokers)

Email:  optibase@dfking.com

The Israeli Depositary for the offer is:
Israel Brokerage & Investments - I.B.I. - Ltd.
9 Ahad Ha'am Street
Tel Aviv, 6525101, Israel

Our Israeli legal counsel is:

FISCHER (FBC & Co.)
146 Menachem Begin Street
Tel Aviv 6492103, Israel
Tel.: +972-3-69441111; +972-3-6091116
Attn: Boaz Noiman, Adv. or Sharon Rosen, Adv.